                                                                     EXHIBIT 2.2

                                                                  EXECUTION COPY

                              ACQUISITION AGREEMENT

                                   dated as of

                               September 28, 2004

                                 by and between

                                 SOLEXA LIMITED

                                       and

                             LYNX THERAPEUTICS, INC.

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                                TABLE OF CONTENTS

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ARTICLE I THE OFFER...................................................................................................   2

       SECTION 1.1   The Offer........................................................................................   2

       SECTION 1.2   Company Actions With Respect to the Offer........................................................   6

       SECTION 1.3   Boards of Directors..............................................................................   6

       SECTION 1.4   Stock Options and Stock Plans....................................................................   7

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY..............................................................   8

       SECTION 2.1   Information and Executives; Organization and Qualification.......................................   8

       SECTION 2.2   Company Financial Statements.....................................................................   8

       SECTION 2.3   Events since the Company Balance Sheet Date......................................................   9

       SECTION 2.4   Taxes............................................................................................  10

       SECTION 2.5   Litigation.......................................................................................  11

       SECTION 2.6   Property and the Environment.....................................................................  12

       SECTION 2.7   Intellectual Property............................................................................  13

       SECTION 2.8   Assets, Debts and Stock..........................................................................  16

       SECTION 2.9   Contracts with Connected Persons.................................................................  16

       SECTION 2.10  Employment Arrangements; Employee Benefits.......................................................  17

       SECTION 2.11  Statutory and Legal Requirements.................................................................  18

       SECTION 2.12  Records and Registers; Memorandum of Association and Articles of Association.....................  19

       SECTION 2.13  Insurance........................................................................................  19

       SECTION 2.14  Group Structure..................................................................................  19

       SECTION 2.15  Agreements and Capital Commitments...............................................................  19

       SECTION 2.16  Borrowings and Facilities........................................................................  20

       SECTION 2.17  Government Grants................................................................................  20

       SECTION 2.18  Internal Accounting Controls.....................................................................  20

       SECTION 2.19  Authority and Enforceability; No Conflicts.......................................................  20

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT..................................................................  21

       SECTION 3.1   Subsidiaries.....................................................................................  21

       SECTION 3.2   Organization and Qualification...................................................................  21

       SECTION 3.3   Authorization; Enforcement.......................................................................  21

       SECTION 3.4   No Conflicts.....................................................................................  21
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                                   (CONTINUED)

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       SECTION 3.5   Capitalization...................................................................................  22

       SECTION 3.6   SEC Reports; Financial Statements................................................................  22

       SECTION 3.7   Material Changes.................................................................................  23

       SECTION 3.8   Absence of Litigation............................................................................  23

       SECTION 3.9   Compliance.......................................................................................  23

       SECTION 3.10  Title to Assets..................................................................................  23

       SECTION 3.11  Form S-3 Eligibility.............................................................................  24

       SECTION 3.12  Listing and Maintenance Requirements.............................................................  24

       SECTION 3.13  Registration Rights..............................................................................  24

       SECTION 3.14  Disclosure.......................................................................................  24

       SECTION 3.15  Intellectual Property............................................................................  24

       SECTION 3.16  Insurance........................................................................................  26

       SECTION 3.17  Regulatory Permits...............................................................................  26

       SECTION 3.18  Transactions With Affiliates and Employees.......................................................  26

       SECTION 3.19  Internal Accounting Controls.....................................................................  26

       SECTION 3.20  Employee Benefit Plans; Employee Benefits........................................................  26

       SECTION 3.21  Taxes............................................................................................  28

       SECTION 3.22  Material Contracts...............................................................................  28

       SECTION 3.23  Financial Advisor................................................................................  30

       SECTION 3.24  Opinion of Financial Advisor.....................................................................  30

       SECTION 3.25  No Restrictions on the Offer; Takeover Statutes..................................................  30

ARTICLE IV COVENANTS OF THE COMPANY...................................................................................  30

       SECTION 4.1   Conduct of Business..............................................................................  30

       SECTION 4.2   Access to Information............................................................................  32

       SECTION 4.3   Waiver of Change of Control and Acceleration Benefits............................................  32

       SECTION 4.4   No Solicitation..................................................................................  32

ARTICLE V COVENANTS OF PARENT.........................................................................................  34

       SECTION 5.1   Conduct of Business..............................................................................  34

       SECTION 5.2   Access to Information............................................................................  36

       SECTION 5.3   No Solicitation..................................................................................  36

       SECTION 5.4   Listing of Additional Shares.....................................................................  37
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                                TABLE OF CONTENTS
                                   (CONTINUED)

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       SECTION 5.5   Director and Officer Liability...................................................................  37

       SECTION 5.6   Section 16 Matters...............................................................................  38

       SECTION 5.7   Compulsory Acquisition...........................................................................  38

       SECTION 5.8   Waiver of Change of Control and Acceleration Benefits............................................  38

ARTICLE VI COVENANTS OF PARENT AND THE COMPANY........................................................................  38

       SECTION 6.1   Reasonable Efforts; Notification.................................................................  38

       SECTION 6.2   Public Announcements.............................................................................  39

       SECTION 6.3   Modified Agreements..............................................................................  39

       SECTION 6.4   Joint Remuneration Planning Committee............................................................  39

       SECTION 6.5   Certain Tax Matters..............................................................................  40

ARTICLE VII TERMINATION...............................................................................................  40

       SECTION 7.1   Termination......................................................................................  40

       SECTION 7.2   Effect of Termination............................................................................  42

ARTICLE VIII MISCELLANEOUS............................................................................................  42

       SECTION 8.1   Notices..........................................................................................  42

       SECTION 8.2   Survival of Representations and Warranties.......................................................  43

       SECTION 8.3   Amendments; No Waivers...........................................................................  43

       SECTION 8.4   Fees and Expenses................................................................................  43

       SECTION 8.5   Successors and Assigns; Parties in Interest......................................................  43

       SECTION 8.6   Governing Law; Enforcement.......................................................................  44

       SECTION 8.7   Counterparts; Effectiveness; Interpretation......................................................  44

       SECTION 8.8   Entire Agreement.................................................................................  44

       SECTION 8.9   Definitions......................................................................................  44

ANNEXES

Annex A - Conditions of the Offer

SCHEDULES

Schedule 1 - Company Shareholders and Optionholders Executing a Company Support Agreement

Schedule 2 - Parent Stockholders and Optionholders Executing a Parent Support Agreement
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EXHIBITS

Exhibit A - Form of Company Support Agreement

Exhibit B - Form of Parent Support Agreement
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                                       iv

                              ACQUISITION AGREEMENT

      ACQUISITION AGREEMENT (this "AGREEMENT"), dated as of September 28, 2004, by and between Solexa Limited, a company registered in England and Wales having its principal place of business at Chesterford Research Park, Little Chesterford, Nr Saffron Walden, Essex, Great Britain CB10 1XL (the "COMPANY") and Lynx Therapeutics, Inc., a Delaware corporation having its principal place of business at 25861 Industrial Boulevard, Hayward, California 94545 ("PARENT").

      WHEREAS, the Board of Directors of the Company or a duly authorized sub-committee appointed by the Board of Directors of the Company (the "COMPANY BOARD") has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Option Offer (each as defined below) are in the best interests of the Company, (ii) approved this Agreement and the transactions contemplated hereby, and (iii) resolved to recommend that the shareholders of the Company accept the Offer;

      WHEREAS, the Board of Directors of Parent (the "PARENT BOARD") has unanimously resolved (i) that this Agreement and the transactions contemplated hereby, including the issuance of shares of Parent common stock, par value $0.01 per share ("PARENT COMMON STOCK"), in connection with the Offer and the Option Offer, are fair to and in the best interest of the stockholders of Parent, (ii) to approve this Agreement and the transactions contemplated hereby, and (iii) to recommend that the stockholders of Parent approve the issuance of the shares of Parent Common Stock in connection with the Offer and the Option Offer and approve the other matters referred to in Section 1.1(f) of this Agreement;

      WHEREAS, in furtherance thereof, it is proposed that Parent shall, as promptly as practicable following the Effective Date (as defined below), commence (i) an exchange offer (the "OFFER") to acquire all of the outstanding `B' preferred shares of (pound)0.0025 each in the capital of the Company (the "B PREFERRED SHARES"), to acquire all of the outstanding `A' ordinary shares of (pound)0.0025 each in the capital of the Company (the "A ORDINARY SHARES"), and to acquire all of the outstanding ordinary shares of (pound)0.0025 each in the capital of the Company (the "ORDINARY SHARES" and, together with the B Preferred Shares and the A Ordinary Shares, the "SHARES"), in exchange for shares of Parent Common Stock, and (ii) the Option Offer (as defined below), each in accordance with the terms and subject to the conditions provided herein;

      WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, the Company shareholders and optionholders identified on Schedule 1 to this Agreement are entering into Company Support Agreements in substantially the form attached hereto as Exhibit A (the "COMPANY SUPPORT AGREEMENTS");

      WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company's willingness to enter into this Agreement, the Parent stockholders and optionholders identified on Schedule 2 to this Agreement are entering into Parent Support Agreements in substantially the form attached hereto as Exhibit B (the "PARENT SUPPORT AGREEMENTS");

      WHEREAS, Parent and the Company have previously entered into a Loan Agreement, dated as of August 12, 2004 (the "LOAN AGREEMENT"), which provides for the terms and conditions on which the Company has made certain loans to, and would make certain loans to Parent following the date hereof, and further provides for certain rights and remedies of the parties in the event that this Agreement shall be terminated prior to the consummation of the Offer;

      WHEREAS, concurrently with the execution of this Agreement, Parent and the Company have entered into a letter agreement setting forth the parties' agreement as to the interpretation of certain of the terms of the Loan Agreement as they relate to the provisions of this Agreement (the "LOAN AGREEMENT SIDE LETTER");

      WHEREAS, the parties intend that the exchange of shares contemplated by the Offer will qualify as a tax-free rollover of shares under Sections 126-138A of the United Kingdom Taxation of Chargeable Gains Act of 1992 (the "TCGA") and as a "reorganization" for United States federal income tax purposes within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986 (the "CODE"); and

      WHEREAS, Parent and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Option Offer and also to prescribe various conditions to consummation of the Offer and the Option Offer.

      NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

                                    ARTICLE I
                                    THE OFFER

      SECTION 1.1 The Offer.

      (a) Provided that (i) this Agreement shall not have been terminated in accordance with Section 7.1 and (ii) no event set forth in Annex A hereto shall have occurred and be continuing (unless such event shall have been waived by Parent or the Company, as applicable), as promptly as practicable following the effective date of the Registration Statement referred to in Section 1.1(d) below (the "EFFECTIVE DATE"), Parent shall commence the Offer for any and all of the Shares at the various Exchange Ratios contemplated by Section 1.1(b) below. The obligation of Parent to first issue shares of Parent Common Stock in exchange for Shares pursuant to the Offer (the "FIRST CLOSING") shall be subject only to
(i) the valid acceptances of the Offer (and not, where permitted, withdrawn) by holders of at least ninety percent (90%) in nominal value of each of the issued B Preferred Shares, the issued A Ordinary Shares and the issued Ordinary Shares to which the Offer relates (the "MINIMUM CONDITION") (and the expression "Offer" shall be construed in accordance with section 428 of the United Kingdom Companies Act 1985 (the "COMPANIES ACT")), and (ii) the satisfaction or waiver (in accordance with the terms of this Section 1.1 (a)) of the other conditions set forth in Annex A. Parent shall not make any changes in the terms and conditions of the Offer without the prior written approval of the Company. It is agreed that the conditions set forth in Section 1 of Annex A are for the sole benefit of Parent and may be waived by Parent (and only by Parent), in whole or in part at any time and from time to time, in its sole discretion. It is agreed that the conditions set forth in Section 2 of Annex A are for the sole benefit of the Company and may be waived by the Company (and only by the Company), in whole or in part at any time and from time to time, in its sole discretion. To evidence the satisfaction of the conditions set forth in Section 2 of Annex A, the Company shall deliver to Parent on the First Closing Date (as defined below) a certificate, executed by the Chief Executive Officer of the Company, indicating the Company's concurrence that the conditions set forth in Section 2 of Annex A shall have been satisfied. Parent shall not be permitted to issue Parent Common Stock in exchange for Shares pursuant to the Offer until after it has received the certificate described in the preceding sentence from the Company. The failure by Parent or the Company, as the case may be, at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

      (b) The consideration to be offered by Parent to the holders of Ordinary Shares, A Ordinary Shares and B Preferred Shares in the Offer shall be as follows:

            (i) Each holder of Ordinary Share(s) shall be entitled to receive
0.88637 of a share of Parent Common Stock for each Ordinary Share held (the "ORDINARY SHARE EXCHANGE RATIO").

            (ii) Each holder of A Ordinary Share(s) shall be entitled to receive
2.75326 shares of Parent Common Stock for each A Ordinary Share held (the "A ORDINARY SHARE EXCHANGE RATIO").

            (iii) Each holder of B Preferred Share(s) shall be entitled to receive 2.61560 shares of Parent Common Stock for each B Preferred Share held (the "B PREFERRED EXCHANGE RATIO" and, together with the Ordinary Share Exchange Ratio and the A Ordinary Share Exchange Ratio, the "EXCHANGE RATIOS");

provided, however, that the maximum number of shares of Parent Common Stock to be issued by Parent (x) pursuant to the Offers and (y) in connection with the Compulsory Acquisition contemplated by Section 5.7 hereof, to the extent applicable, and (z) upon exercise (whenever exercised) of the options to acquire Parent Common Stock received in exchange for Company Options (as defined below) pursuant to the Option Offer (as defined below), is 29,500,000 (the "TOTAL SHARE CONSIDERATION"). Section 1.1(b) of the Company Disclosure Letter sets forth the proposed allocation of the Total Share Consideration among the holders of Shares and/or Company Options as of the date hereof; provided, however, that the Company may, prior to the commencement of the Offer by Parent pursuant to
Section 1.1(a) above, provide a written update of such allocation to Parent, and Parent shall be entitled to rely exclusively on such written update in allocating the Total Share Consideration among the holders of Shares and/or Company Options, as appropriate. In the event that the total number of shares of Parent Common Stock issued, or to be issued, pursuant to the transactions identified in (x), (y) and (z) of this Section 1.1(b) above following application of the Exchange Ratios set forth in Section 1.1(b)(i)-(iii) above shall be less than the Total Share Consideration, then an additional number of shares of Parent Common Stock shall be issued on a pro rata basis to the holders of Shares and Company Options so that the total number of shares of Parent Common Stock issued, or to be issued, pursuant to the transactions identified in
(x), (y) and (z) of this Section 1.1(b) shall be equal to the Total Share Consideration. Each holder's "pro rata" amount shall be a fraction, the numerator of which is the number of shares of Parent Common Stock issued, or to be issued, to such holder of Shares in the Offer or Company Options under the Option Offer and the denominator of which is the number of shares of Parent Common Stock issued, or to be issued, to all holders of Shares in the Offer and all holders of Company Options in the Option Offer.

      (c) Subject to the terms and conditions thereof, the Offer shall expire at midnight, New York City time, on the date that is the later of (i) twenty (20) Business Days after the date the Offer is commenced and (ii) five (5) Business Days following the date on which the Parent Stockholder Approvals (as defined in Section 1.1(f) hereof) shall have been received; provided, however, that (i) Parent shall (A) from time to time, extend the Offer, if at the scheduled expiration date of the Offer any of the conditions to the Offer shall not have been satisfied or waived, until such time as such conditions are satisfied or waived, but not beyond the Final Date (as defined in Section 7.1(b)(ii)), (B) extend the Offer for any period required by any rule, regulation, interpretation or position of the United States Securities and Exchange Commission (the "SEC") applicable to the Offer, and (C) extend the Offer or the Option Offer for any period required by the rules of any Company Share Option Scheme. Subject to the terms and conditions of the Offer and this Agreement, on the First Closing Date (as defined below) and each Subsequent Closing Date (as defined below) Parent shall issue shares of Parent Common Stock in exchange for all Shares in respect of which valid acceptances have been received by such date (and not, where permitted, withdrawn) pursuant to the Offer or pursuant to the compulsory acquisition procedures set forth in Section 5.7. The "FIRST CLOSING DATE" shall be the second Business Day following satisfaction of the Minimum Condition and the satisfaction or waiver of the conditions set forth in Annex A. Should less than all of the Shares (including for purposes of this Section 1.1(c) Ordinary Shares issued or to be issued by the Company upon exercise of Company Options pursuant to the Option Offer), be exchanged for Parent Common Stock on the First Closing Date, Parent shall, at one or more subsequent closings (the date of each subsequent closing being a "SUBSEQUENT CLOSING DATE") accept for exchange, and issue shares of Parent Common Stock for, all Shares in respect of which valid acceptances have been received (and not, where permitted, withdrawn) on or before such Subsequent Closing Date. No fraction of a share of Parent Common Stock will be issued upon consummation of the Offer, but in lieu thereof each accepting shareholder or optionholder, in the case of optionholders exercising Company Options pursuant to the Option Offer as set forth in Section 1.4 below, and who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) in the Offer or Option Offer, as appropriate, shall receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product obtained by multiplying such fraction by the closing price of one (1) share of Parent Common Stock, as reported on the Nasdaq SmallCap Market ("NASDAQ"), for the last trading day immediately prior to the First Closing Date. A "BUSINESS DAY" means any day of the year on which banking institutions in San Francisco and London are open to the public for conducting business and are not required or authorized to close.

      (d) Parent shall use its reasonable best efforts to, within twenty (20) Business Days of the date of this Agreement, prepare and file with the SEC a registration statement on Form S-4 to register the offer and sale of Parent Common Stock pursuant to the Offer (the "REGISTRATION STATEMENT"). The Company shall cooperate in good faith with, and provide reasonable assistance to, Parent in the preparation of the Registration Statement. The Registration Statement will include (i) a prospectus with respect to the Parent Common Stock to be issued in the Offer and (ii) proxy materials which shall constitute the proxy statement for the Parent Stockholders Meeting (as defined in Section 1.1(f)) (such proxy statement/prospectus, and any amendments or supplements thereto, the "PROXY STATEMENT/PROSPECTUS"). On the date the Offer is commenced, Parent shall cause to be disseminated to holders of Shares the Proxy Statement/Prospectus and any other documents and Offer documentation required in connection with the Offer pursuant to all relevant United Kingdom regulatory requirements, including those of the United Kingdom Financial Services Authority (the "FSA") (together, the "OFFER DOCUMENTS"). Parent agrees that it shall cause the Offer Documents to comply in all material respects with all applicable United States and United Kingdom federal, state, local or foreign statutes, laws and regulations ("LAW"). Parent further agrees that the Offer Documents, on the date first published, sent or given to the Company's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Parent with respect to information supplied by the Company or any of its shareholders in writing specifically for inclusion or incorporation by reference in the Offer Documents. The Company agrees that the information provided by the Company in writing specifically for inclusion or incorporation by reference in the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Parent and the Company agrees promptly to correct any information provided by it for use in the Registration Statement or the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Parent further agrees to take all steps necessary to cause the Offer Documents as so corrected to be disseminated to the Company's shareholders, in each case as and to the extent required by applicable Law. The Company and its counsel shall be given reasonable opportunity to review and comment on the Registration Statement and the Offer Documents prior to the filing thereof with the SEC (but except as set forth above, shall not accept responsibility or liability for such filings). Parent agrees to provide in writing to the Company and its counsel with any comments Parent or its counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments and shall provide the Company and its counsel with a reasonable opportunity to participate in the response of Parent to such comments. Parent shall provide the Company with copies of any written responses to the SEC or its staff and shall notify the Company with respect to any oral responses to the SEC or its staff. Parent shall use all reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after its filing and to maintain such effectiveness for so long as shall be required for the issuance of Parent Common Stock pursuant to the Offer. Following the Effective Date, Parent shall file the final prospectus included therein under Rule 424(b) promulgated pursuant to the Securities Act.

      (e) Parent hereby approves of and consents to the transactions contemplated by this Agreement, including the Offer and the Option Offer, and represents that the Parent Board, at a meeting duly called and held on September 28, 2004, subject to the terms and conditions set forth herein, has unanimously:
(i) determined that this Agreement and the transactions contemplated hereby, including the issuance of shares of Parent Common Stock in connection with the Offer and the Option Offer, are fair to and in the best interest of the stockholders of Parent, (ii) approved this Agreement and the transactions contemplated hereby, and (iii) resolved to recommend that the stockholders of Parent approve the issuance of the shares of Parent Common Stock in connection with the Offer and approve the other matters referred to in Section 1.1(f) hereof.

      (f) Promptly after the date hereof, Parent shall take all action necessary in accordance with applicable Law and its certificate of incorporation and bylaws to call, give notice of, convene and hold a meeting of its stockholders (the "PARENT STOCKHOLDERS MEETING") to be held as promptly as practicable, and in any event within 45 days after the Effective Date, for the purpose of (i) approving the issuance of shares of Parent Common Stock in connection with the Offer, (ii) approving the change-of-control of Parent in connection with the transactions contemplated by this Agreement, (iii) approving an amendment to Parent's 1992 Stock Option Plan to increase the number of shares reserved for issuance thereunder by 2,000,000 shares; and (iv) approving each of the other proposals that Parent and the Company shall deem reasonably necessary for the purposes of effecting the transactions contemplated hereby (clauses (i), (ii) and (iii) above being referred to together herein as the "PARENT STOCKHOLDER APPROVALS"). Parent will use its reasonable best efforts to solicit from its stockholders proxies in favor of the Parent Stockholder Approvals and will take all other action necessary to secure the vote or consent of its stockholders required by the rules of Nasdaq and applicable Law. To facilitate the foregoing, Parent agrees that promptly following the date of this Agreement it shall retain a nationally recognized proxy solicitor to assist Parent in its stockholder solicitation efforts and Parent shall make arrangements with such solicitor such that the solicitor shall give to Parent and the Company periodic updates (at least once every other week) regarding the status of the solicitation efforts. Notwithstanding anything to the contrary contained in this Agreement, Parent may adjourn or postpone the Parent Stockholders Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement/Prospectus is provided to Parent's stockholders in advance of a vote on the Parent Stockholder Approvals or, if as of the time for which the Parent Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholders Meeting. Parent shall ensure that the Parent Stockholders Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by Parent in connection with the Parent Stockholders Meeting are solicited, in compliance with applicable Law, its certificate of incorporation and bylaws and the rules of Nasdaq.

      (g) As soon as reasonably practicable following the date of this Agreement and if required by any applicable law, Parent shall engage a person authorized by the Financial Services Authority for the purposes of approving the Offer Documents and any documents to be delivered to the holders of

Company Options pursuant to the Option Offer, each of which constitutes "financial promotion" under Section 21 of the Financial Services and Markets Act 2000.

           (h) Parent agrees to use its commercially reasonable efforts to: (i) within 30 days of the First Closing Date, file a post-effective amendment to the Registration Statement on Form S-3 registering the resale by those Company shareholders who; (A) have executed Company Support Agreements, and (B) may be deemed to be an "affiliate" of the Company, as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations, of the Parent Common Stock issuable to such shareholders in the Offer, and (ii) cause such post-effective amendment on Form S-3 to be declared effective under the Securities Act as promptly as practicable after its filing, and in any event within one hundred eighty (180) days following the First Closing Date. The various terms and procedures associated with resale under such registration statement are set forth in the Company Support Agreements between Parent and certain Company shareholders.

      SECTION 1.2 Company Actions With Respect to the Offer.

      (a) The Company hereby approves of and consents to the transactions contemplated by this Agreement, including the terms of the Offer and the Option Offer set out in this Agreement, and represents that the Company Board or a duly authorized sub-committee appointed by the Company Board, at a meeting duly called and held on September 23, 2004, subject to the terms and conditions set forth herein, has unanimously: (i) determined that this Agreement and the transactions contemplated hereby, including the Offer, are in the best interests of the Company; (ii) approved this Agreement and the transactions contemplated hereby; and (iii) resolved to recommend that the shareholders of the Company accept the Offer.

      (b) In connection with the Offer, the Company shall, promptly following a request by Parent, furnish Parent with such information, including updated lists of the shareholders and optionholders of the Company and updated lists of Shares and options held by such shareholders and optionholders, and such assistance as Parent or its agents may reasonably request in communicating (i) the Offer to the record holders of the Shares and (ii) the Option Offer to the holders of Company Options. Subject to any applicable Laws, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Option Offer, Parent and its agents shall hold in confidence the information contained in any such listings and files, will use such information only in connection with the Offer and the Option Offer and, if this Agreement shall be terminated prior to the consummation of the Offer and the Option Offer, will deliver, and will use its reasonable best efforts to cause its agents to deliver, to the Company all copies and any extracts or summaries from such information then in their possession or control.

      (c) Solely in connection with the execution by certain of the shareholders of the Company of the Company Support Agreements and in connection with the exchange of Shares pursuant to the Offer, the Company hereby waives any and all rights of first refusal it may have with respect to Shares owned by, or issuable to, any person, other than rights to repurchase unvested shares, if any, that may be held by persons pursuant to the grant of restricted stock purchase rights or following exercise of employee stock options.

      SECTION 1.3 Boards of Directors.

      (a) The Parent Board will take all actions necessary such that, on the First Closing Date, the Parent Board shall consist of Craig C. Taylor, Genghis Lloyd-Harris, Thomas Daniel, Hermann Hauser, Mark Carthy and John West. In addition, on the First Closing Date, one or more other directors who shall be mutually acceptable to the Parent Board and the Company Board shall be appointed to the Parent

Board. The parties shall ensure that the composition of the Parent Board upon such appointments shall comply with the rules and regulations of Nasdaq and the SEC. John West shall be appointed as Chief Executive Officer of Parent, effective on the First Closing Date and contingent upon the occurrence of the First Closing Date.

      (b) Parent's obligation to reconstitute the Parent Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and accordingly Parent shall promptly take all action required pursuant to such Section and Rule in order to fulfill its obligations under this Section 1.3 and shall include in the Proxy Statement/Prospectus such information with respect to the Company and its officers and directors as is required under such Section and Rule in order to fulfill its obligations under this Section 1.3. The Company shall promptly supply to Parent in writing and be solely responsible for any information with respect to itself and its officers, directors and affiliates required by such Section and Rule.

      (c) The Company Board will take all actions necessary such that, on the First Closing Date, the Company Board shall consist of one or more of the following individuals who shall be mutually acceptable to the Parent Board and the Company Board: John West, Dr. Tony Smith, Dr. Shankar Balasubramanian and Dr. Steve Allen.

      SECTION 1.4 Stock Options and Stock Plans.

      (a) Provided that (i) this Agreement shall not have been terminated in accordance with Section 7.1 and (ii) none of the events set forth in Annex A hereto that would entitle Parent to fail to consummate the Offer shall have occurred and be continuing (and shall not have been waived by Parent or the Company, as applicable), either concurrently with the commencement of the Offer or as soon thereafter as reasonably practicable but in no event later than four weeks following the commencement of the Offer, Parent shall commence an exchange offer (the "OPTION OFFER") for each outstanding option to acquire Ordinary Shares (each, a "COMPANY OPTION" and together, the "COMPANY OPTIONS") under the Solexa Share Option Plan for Consultants (the "CONSULTANT SHARE OPTION SCHEME"), the Solexa Unapproved Company Share Option Plan (the "UNAPPROVED SHARE OPTION SCHEME") and the Solexa Limited Enterprise Management Incentive Plan (the "MANAGEMENT SHARE OPTION SCHEME" and, together with the Consultant Share Option Scheme and the Unapproved Share Option Scheme, the "COMPANY SHARE OPTION SCHEMES") on the terms contemplated by Section 1.4(b) below.

      (b) Under the Option Offer, each outstanding Company Option under the Company Share Option Schemes, to the extent vested or, in the event that the Company Acquisition procedure is invoked, whether vested or unvested, shall, (i) at the election of the holder of each Company Option either, (A) be exercised in accordance with rules of the relevant Company Share Option Scheme and such Ordinary Shares received upon the exercise be exchanged for shares of Parent Common Stock on the same terms as those offered under the Offer (the "OPTION EXERCISE"); or (B) become an option to acquire, on the same terms and conditions as were applicable under the relevant Company Share Option Scheme immediately prior to the First Closing Date, including the same vesting schedule, a number of shares of Parent Common Stock equal to the number of Ordinary Shares issuable upon the exercise of each such Company Option prior to the First Closing Date multiplied by the Ordinary Share Exchange Ratio ("OPTION ROLL OVER"); or (ii) in the event that neither the Option Exercise nor the Option Roll Over are chosen, lapse. Upon an Option Roll Over, the exercise price for each such share of Parent Common Stock shall (i) be converted into United States dollars based on the Exchange Rate (as defined below) and, (ii) shall equal the per share exercise price of the applicable Company Option (as converted to United States dollars) divided by the Ordinary Share Exchange Ratio. The number of shares of Parent Common Stock issuable upon the exercise of any Company Option after the First Closing Date shall be rounded down to the nearest whole share. For purposes of this Agreement, the term "EXCHANGE RATE" shall be deemed to refer to the British pounds to United States dollars currency exchange rate quoted in the Wall Street Journal, West Coast Edition, on the Business Day immediately prior to the relevant date of exercise. Any election by a holder of Company Options pursuant to the Option Offer will be conditional upon the exchange by Parent of Shares pursuant to the Offer on the First Closing Date.

      (c) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Company Options converted in accordance with this Section 1.4. As promptly as practicable after the First Closing Date, Parent shall file a registration statement on Form S-8 (or any successor form) or another appropriate form with respect to the Parent Common Stock subject to such options and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements for so long as such options remain outstanding.

                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company represents and warrants to Parent, except as set forth in the disclosure letter supplied by the Company to Parent dated as of the date hereof (the "COMPANY DISCLOSURE LETTER"), as follows:

      SECTION 2.1 Information and Executives; Organization and Qualification.

      (a) The registered owners of the B Preferred Shares, A Ordinary Shares and Ordinary Shares, and the number of Shares held by such owners, are set forth on
Schedule 2.1 of the Company Disclosure Letter and all of such Shares are fully paid and comprise the entire issued share capital of the Company. None of the share capital of the Company (whether issued or unissued) is under any option or other right to acquire by the Company or subject to any mortgage, charge (fixed or floating), pledge, lien, security, interest or other third party right (including rights of pre-emption) created by the Company and no dividends or other rights or benefits have been declared, made or paid or agreed to be declared, made or paid thereon.

      (b) The Company is an entity duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. No receiver has been appointed in respect of the Company or in respect of any of its assets nor has any administration order been made nor any notice issued for convening a meeting at which a resolution is to be proposed for the winding up of the Company, and nor has any such resolution been passed.

      SECTION 2.2 Company Financial Statements.

      (a) The Company has made available to Parent a copy of the Company's audited balance sheet as of December 31, 2003 and the related statements of income for the fiscal year then ended, accompanied by the report of the Company's independent public accountants and the directors' report(s) thereon (the "COMPANY FINANCIAL STATEMENTS"). The Company Financial Statements have been prepared in accordance with accounting principles, standards and practices which are generally accepted in the United Kingdom ("UK GAAP") and on the same basis and in accordance with the same accounting policies as the corresponding accounts for the preceding financial year, comply with the requirements of the Companies Act 1985 and give a true and fair view of the state of affairs of the Company on the date of such financial statements and of the profits and losses for the period concerned. The Company's audited balance sheet as of December 31, 2003 is referred to in this Agreement as the "COMPANY BALANCE SHEET."

      (b) The Company Balance Sheet makes adequate provision for or, in the case of actual liabilities, properly discloses, notes or takes into account as at the date of the Company Balance Sheet (the "COMPANY BALANCE SHEET DATE"): (i) all liabilities whether actual contingent or disputed; (ii) all capital commitments whether actual or contingent; (iii) all bad and doubtful debts; and (iv) all accrued Taxes (as defined in Section 2.4 below).

      (c) The Company Balance Sheet adequately provides or reserves for all Taxes for which the Company was liable at the Company Balance Sheet Date.

      (d) The profits (or losses) shown in the Company Balance Sheet have not to a material extent been affected (except as disclosed therein) by any extraordinary or exceptional event or circumstance or by any other factor rendering such profits unusually high or low.

      (e) The management accounts for July 2004 ("MANAGEMENT ACCOUNTS") have been prepared in accordance with accounting policies on a basis consistent with the management accounts prepared in the preceding twelve months. To the Knowledge (as defined below) of the Company, the Management Accounts have been prepared in accordance with UK GAAP; provided that the Management Accounts do not contain all of the footnote disclosure that would otherwise be required by UK GAAP and such Management Accounts are subject to normal year-end adjustments which are not anticipated to be material.

      (f) The Management Accounts reflect the financial affairs of the Company (at the date to which they have been prepared), reflect the Company's results for the period covered thereby and are not inaccurate or misleading in any material respect.

      SECTION 2.3 Events since the Company Balance Sheet Date. Since the Company Balance Sheet Date:

      (a) the business of the Company has been carried on in the ordinary course and so as to maintain the same as a going concern;

      (b) the Company has not acquired or disposed of or agreed to acquire or dispose of any business or any material asset (other than trading stock in the ordinary course of the business carried on by it) or assumed or acquired any material liability (including a contingent liability);

      (c) no dividend or other distribution (as defined by the Income and Corporation Taxes Act of 1988 ("ICTA")) has been declared, made or paid to the Company's members nor has it repaid any loan capital or other debenture;

      (d) no change has been made (or agreed to be made) in the emoluments or other terms of employment of any of the Company's employees who are in receipt of remuneration in excess of (pound)50,000 per annum or of any of the directors of the Company nor has the Company paid any bonus or special remuneration to any such employee or any of its directors;

      (e) the Company has not borrowed monies (except in the ordinary course of the business carried on by it or from its bankers under agreed loan facilities);

      (f) to the Company's Knowledge, there has not been any deterioration in the financial position or prospects of the business of the Company (whether in consequence of normal trading or otherwise);

      (g) no part of the business of the Company has been effected to a material extent by the loss of any important customer, or of any source of supply or by the cancellation or loss of any order or contract or by any other abnormal factor or event nor, to the Company's Knowledge, are there any circumstances likely to lead thereto;

      (h) no employee has been dismissed or made redundant nor has the Company taken or omitted to take any action which would entitle any employee to claim that he has been constructively dismissed; and

      (i) there are no liabilities (including contingent liabilities) outstanding on the part of the Company other than those liabilities disclosed in the Company Balance Sheet or incurred in the ordinary and proper course of business since the Company Balance Sheet Date which are similarly disclosed in the books and records of the Company.

      For purposes of this Agreement, "KNOWLEDGE" shall mean, with respect to Parent or the Company, as the case may be, with respect to any matter in question, the actual knowledge of the executive officers and members of the Parent Board or the Company Board, as the case may be, after inquiry of his or her direct reports.

      SECTION 2.4 Taxes.

      (a) Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, the Company has duly made all Tax Returns and given or delivered all notices, accounts and information which ought to have been made to and is not involved in any dispute with the Inland Revenue or other authority concerning any matter likely to affect in any way the liability (whether accrued, contingent or future) of it to Taxes of any nature whatsoever or other sums imposed, charged, assessed, levied or payable under the provisions of the taxation statutes and the Company is not aware of any matter which may lead to such dispute.

      (b) Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, the Company has duly paid or fully provided for all Taxes for which it is liable and there are no circumstances in which interest or penalties in respect of Tax not duly paid could be charged against it in respect of any period prior to the Company Balance Sheet Date.

      (c) Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, no liability of the Company for Taxes has arisen or will arise prior to the First Closing Date save for corporation Tax payable in respect of normal trading profits earned by it or income Tax deducted under PAYE regulations or national insurance contributions or Value Added Tax or sickness pay for which it is accountable to the Inland Revenue, Customs and Excise or other relevant authority and which has where appropriate been deducted or charged and where due paid to the Inland Revenue or such other relevant authority.

      (d) The Company has not entered into or been a party to any schemes or arrangements designed partly or wholly for the purpose of it or (so far as each of the Company is aware) any other person avoiding the payment or levy of Taxes.

      (e) All documents in the possession of the Company and to which the Company is a party or to the production of which it is entitled and which attract stamp or transfer duty in the United Kingdom or elsewhere have been properly stamped.

      (f) The Company is not involved in and has not in the last six years been involved in any dispute with or investigation by the Inland Revenue or other Taxing Authority concerning any matter likely to affect in any way the liability (whether accrued, contingent or future) of it to Taxes of any nature whatsoever or other sums imposed, charges, assessed, levied or payable under the provisions of the tax statutes and the Company and, to the Knowledge of the Company, there is no matter that exists would lead to such a dispute or investigation.

      (g) The Company is, and has been since incorporation, resident for tax purposes only in the United Kingdom. The Company is duly registered in the United Kingdom for the purposes of value added tax.

      (h) As used in this Agreement, (i) the term "TAX" or "TAXES" shall mean, with respect to any person, (a) all taxes, domestic or foreign, including without limitation any income (net, gross or other, including recapture of any tax items such as investment tax credits), alternative or add-on minimum tax, gross income, gross receipts, gains, sales, use, leasing, lease, user, ad valorem, transfer, recording, franchise, profits, property (real or personal, tangible or intangible), fuel, license, withholding on amounts paid to or by such Person, payroll, employment, unemployment, social security, excise, severance, stamp, occupation, premium, environmental or windfall profit tax, custom, duty, value added or other tax (but excluding stamp duty), or other like assessment or charge of any kind whatsoever, together with any interest, levies, assessments, charges, penalties, additions to tax or additional amounts imposed by any Taxing Authority, (b) any joint or several liability of such person with any other person for the payment of any amounts of the type described in (a) of this definition, including without limitation any liability under U.S. Treasury Regulations Section 1.1502-6 promulgated under the Code and any similar provisions of applicable U.S. state Tax Law, and (c) any liability of such person for the payment of any amounts of the type described in (a) as a result of any express or implied obligation to indemnify any other person; (ii) the term "TAX RETURN(S)" shall mean all returns, consolidated or otherwise, report or statement (including without limitation informational returns), required to be filed with any Taxing Authority; and (iii) the term "TAXING AUTHORITY" shall mean any authority of competent jurisdiction responsible for the imposition of any Tax including, without limitation, the United States Internal Revenue Service, the Inland Revenue, HM Customs and Excise and any other governmental, state, federal or other fiscal, revenue, customs or excise authority, department, agency, body or office whether in the United Kingdom or elsewhere in the world. For purposes of this Agreement, "MATERIAL ADVERSE EFFECT" with respect to Parent or the Company, as the case may be, means any change, effect, event, occurrence, state of facts or development (i) that is, or is reasonably likely to be, materially adverse to the value, condition (financial or otherwise), business or results of operations of the Company or Parent (and in the case of Parent, taken together with the Subsidiaries of Parent), as the case may be, or (ii) that will, or is reasonably likely to, impair the ability of any party hereto to perform its obligations under this Agreement or prevent or materially delay consummation of any of the transactions contemplated by this Agreement; provided, however, that in the case of clause (i), no adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the United States or the United Kingdom economy as a whole that is not unique to Parent or the Company, as the case may be, and that does not disproportionately affect Parent or the Company, as the case may be, shall be deemed in itself to constitute, or shall be taken into account in determining, whether there has been or will be a Material Adverse Effect.

      SECTION 2.5 Litigation.

      (a) Neither the Company nor, to the Company's Knowledge, any person for whose acts and defaults it may be vicariously liable, is at present engaged whether as claimant, defendant or otherwise in any legal action, proceeding, mediation or arbitration (or any similar proceedings) which is either in progress or, to the Company's Knowledge, is threatened or is pending or is being prosecuted for any criminal offence and no governmental or official investigation or inquiry concerning the Company is in progress or, to the Company's Knowledge, pending that could, individually or in the aggregate, have a Material Adverse Effect on the Company.

      (b) There are no circumstances known to the Company likely to lead to any claim or legal action, proceeding or arbitration (other than as aforesaid) prosecution, investigation or enquiry described in Section 2.5(a) above.

      SECTION 2.6 Property and the Environment.

      (a) The Company has a good and marketable title to and is legal and beneficial owner of the property set forth in Schedule 2.6(a) (the "COMPANY PROPERTY"). With the exception of the Company Property, the Company does not own, use or occupy any other land or building whether under a license or otherwise.

      (b) The Company Property is free from all material pledges, claims, liens, charges, encumbrances, leases, tenancies, options, licenses, mortgages and security interests of any kind or nature whatsoever, other than liens for Taxes not yet due and payable and restrictions imposed by applicable securities laws (collectively, "ENCUMBRANCES") and any agreement to create any of them.

      (c) The Company has received no indication that the Company Property is not in a good and substantial state of repair. The Company is not aware of any structural problems in respect thereof and no deleterious substances not approved by any relevant Code of Practice have been used in the construction of the Company Property.

      (d) All covenants, obligations (including without limitation statutory obligations), restrictions and conditions affecting any of the Company Property or the Company as owner or lessee thereof have been observed and performed and all outgoings (including rates) have been duly paid and the Company Property is insured to its full reinstatement value.

      (e) There are no covenants, obligations, restrictions, conditions, easements or encumbrances or statutory consents or authorizations which are of an unusual or onerous nature or which would affect the continued use of any of the Company Property for the purposes of the Company's business as currently conducted or the value of the Company Property.

      (f) There are no compulsory purchase orders or resolutions affecting the Company Property or, to the Company's Knowledge, any proposal for such an order or resolution.

      (g) All deeds and documents necessary to prove title to the Company Property are in the possession of the Company and have been or will be duly stamped.

      (h) There is no actual or contingent liability on the part of the Company in relation to any real property other than the Company Property, including any actual or contingent liability as previous lessee or underlessee or guarantor or surety or covenantor in relation to any lease or underlease.

      (i) The Company has obtained and is and has been in compliance with the terms and conditions of all consents required under Environmental Laws required in respect of the Company's activities and, to the Company's Knowledge, is and has been in compliance with and has no material actual or contingent liability under Environmental Law and there are no facts or circumstances which so far as the Company is aware are likely to lead to the revocation, suspension or variation of any consent required under

Environmental Laws, except in each case as could not, individually or in the aggregate, have or result in a Material Adverse Effect on the Company.

      (j) No conditions exist in respect of or connected with the Company Property in respect of which the Company is or is likely to be responsible under Environmental Law for all or any part of the costs or expenses associated with investigation, treatment, remediation or other works in respect of any Hazardous Substance and no conditions exist in respect of or in connection with any properties previously owned or occupied by the Company whereby the Company is likely to be responsible under Environmental law for all or any part of such costs or expenses.

      (k) Since the Company's occupation of the Company Property, there are and have been no Hazardous Substances beyond an allowable or permissible quota or limit prescribed or specified under any Environmental Law disposed of, spilled or discharged by the Company in or under the Company Property nor in water or groundwater on or under the Company Property and the Company is not aware of any Hazardous Substances which are or have been present in water or groundwater on or under the Company Property.

      (l) The Company has received no indication of any actual, pending or threatened actions against it by regulatory authorities or third parties in respect of any alleged non-compliance with or liability under Environmental Law.

      (m) As used herein, the term "ENVIRONMENTAL LAW" means any law, regulation, treaty, directive, decision, code, notice or judgment relating to:
(i) the protection, investigation or restoration of the environment, health and safety, or natural resources, (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, or (iii) noise, odor, wetlands, pollution or contamination to persons or property. As used herein, the term "HAZARDOUS SUBSTANCE" means any substance that is: (i) listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (iii) any other substance which may be the subject of regulatory action by any Government Authority pursuant to any Environmental Law.

      SECTION 2.7 Intellectual Property.

      (a) Section 2.7(a) of the Company Disclosure Letter lists (i) all patents and patent applications, all applications for trademarks, trade names and service marks, and all registered trademarks, trade names, service marks, and copyrights that are owned or purported to be owned by the Company, and such list specifies, as applicable, the jurisdictions by or in which each such patent, trademark, trade name, service mark or copyright has been issued or registered or in which any application for such issuance and registration has been filed,
(ii) all material licenses, sub-licenses and other agreements as to which the Company is a party and pursuant to which any person is authorized to use any Company Intellectual Property (as defined below) ("COMPANY LICENSES"), and (iii) all material licenses, sub-licenses and other agreements to which the Company is a party and pursuant to which the Company is authorized to use any third-party Intellectual Property that is included in the Company Intellectual Property (third-party Intellectual Property included in the Company Intellectual Property being referred to in this Agreement as "COMPANY THIRD-PARTY INTELLECTUAL PROPERTY RIGHTS"). All agreements described in Section 2.7 of the Company Disclosure Letter as they relate to Sections 2.7(a)(ii) and (iii) are valid, enforceable and legally binding, subject to the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity), and to the Company's Knowledge, neither the Company nor any third party is in material breach of any such agreement described in Section 2.7 of the Company Disclosure Letter. "INTELLECTUAL PROPERTY" means all United States, state and foreign intellectual property, including, but not limited to all (1) patents, inventions, discoveries, processes, design rights and unregistered designs; copyrights and works of authorship in any media; trademarks, service marks, domain names, trade names, trade dress and other source indicators; trade secrets, ideas, algorithms, samples, media and/or cell lines, formulae, processes, data, database rights (and rights in databases), computer software applications (in both source code and object code form) and other confidential or proprietary information; (2) registrations, applications and recordings related thereto; (3) rights to obtain renewals, extensions, continuations, continuations-in-part, supplementary protection certificates or similar legal protections related thereto; and (4) rights to bring an action at law or in equity for the infringement or other impairment thereof. "COMPANY INTELLECTUAL PROPERTY" means all the Intellectual Property which is used by the Company in its business including all Intellectual Property in the products and services supplied and/or developed by the Company and any licenses to the Company of Company Third-Party Intellectual Property Rights.

      (b) The Company is the sole legal and beneficial owner of, or is licensed to use, the Company Intellectual Property.

      (c) All Company Intellectual Property owned by the Company is unencumbered and subsisting and, to the Company's Knowledge, is valid and enforceable, and nothing has been done or so far as the Company is aware omitted to be done which may cause any of it to cease to be so.

      (d) The Company has (i) made all applications for registration for such Company Intellectual Property owned by the Company, all of the Company's rights in the Company Third-Party Intellectual Property Rights and that the Company considered prudent to be registered in any jurisdiction in which the Company conducts its business; and (ii) taken such other steps as the Company considered prudent for the protection of the Company Intellectual Property owned by the Company and all of the Company's rights in the Company Third-Party Intellectual Property Rights, including without limitation carrying out all relevant searches in all jurisdictions where the Company conducts its business before registering or using the Company Intellectual Property and repeating such searches on a regular basis.

      (e) Such renewal and extension fees in respect of any registered Company Intellectual Property owned by the Company as the Company considered prudent to be maintained have been duly paid, and all other steps as the Company considered prudent to be taken for the maintenance and protection of any registered Company Intellectual Property owned by the Company have been taken, in any jurisdiction in which they are registered.

      (f) So far as the Company is aware all documents and materials (i) material to the right, title and interest of the Company to the Company Intellectual Property, including without limitation any licenses of the Company Third-Party Intellectual Property Rights; and (ii) necessary for the prosecution or maintenance (as applicable) of all registrations and applications for registrations in relation to the Company Intellectual Property owned by the Company form part of the records or materials in the possession or ownership of the Company.

      (g) None of the Company Intellectual Property is subject, in whole or in part, to any charge or license other than as set out in the Company Licenses and Company Third-Party Intellectual Property Rights. None of the Company Intellectual Property (excluding for the purposes of this warranty Company Third-Party Intellectual Property Rights) is subject, in whole or in part, to any charge other than as set out in the Company Licenses. None of the Company Intellectual Property (excluding for the purposes of this warranty Company Third-Party Intellectual Property Rights) is subject to any license (or other agreement) on terms that provide any third party to use such Company Intellectual Property, in whole or in part, on an exclusive or royalty-free basis.

      (h) The Company has not (i) authorized or otherwise expressly or impliedly permitted any use whatsoever of the Company Intellectual Property owned by the Company; or (ii) granted to any third party any right or interest in respect of such Company Intellectual Property, other than under a Company License.

      (i) To the Company's Knowledge, all Company Intellectual Property, including without limitation all Company Third-Party Intellectual Property Rights, will be available for use by the Company on substantially identical terms and conditions immediately following the First Closing Date.

      (j) The Company Intellectual Property comprises all the Intellectual Property reasonably necessary to carry on the business as conducted by the Company as at the date of this Agreement.

      (k) No activities, documents, materials (whether in tangible or intangible form), software, the Company websites, products, services or processes of the Company (or any licensee under any Company Third-Party Intellectual Property Rights in relation to the Company Intellectual Property) involve or have involved the unlicensed use of a third party's confidential information or give or have given rise to liability to pay compensation or, to the Company's Knowledge, infringe or have infringed, any Intellectual Property of a third party.

      (l) No third party or competent authority has made any claim, challenge or opposition, to the Company against the Company in relation to the Company Intellectual Property, and. to the Company's Knowledge, no third party has made or is making any unauthorized use of, or has infringed or is infringing, any Company Intellectual Property.

      (m) To the Company's Knowledge, no third party has registered or applied to register in any country any Intellectual Property made, or claimed to be owned, by the Company.

      (n) No Company License or license comprising Company Third-Party Intellectual Property Rights, or other agreement in relation to the Company Intellectual Property, has been the subject of any material breach by the Company and the Company has not formally waived any material breach of any other party, and no notice or knowledge of breach of or termination of any license comprising Company Third-Party Intellectual Property Rights has been received by the Company.

      (o) The Company is not subject to any order or injunction or other restrictive measure or undertaking imposed by any court or other body of competent jurisdiction in relation to the Company Intellectual Property (including, without limitation, any prohibition or restriction on use).

      (p) The Company has at all times taken all such steps as it considered prudent to keep confidential all know-how used in the business and the Company has not disclosed (except in the ordinary course of business and in the case of a material disclosure, subject to a binding confidentiality obligation) any of its know-how other than to its employees and professional advisors.

      (q) The Company is entitled to use all know-how in its possession and, to the Company's Knowledge, there are no restrictions on the use of that know-how.

      (r) No claims, disputes or proceedings in respect of Company Intellectual Property have been settled by the Company in the three years immediately preceding the date hereof.

      (s) There are and have been no claims, formal disputes or proceedings which have a material adverse effect on (i) the Company Intellectual Property owned by the Company or its ownership of the Company Intellectual Property owned by the Company; (ii) the Company's use of the Company Third-

Party Intellectual Property Rights; or (iii) the right of the Company (and any licensee of the Company) to use anywhere in the world any of the Company Intellectual Property.

      (t) No party (whether individual, partnership, or company) retained, commissioned, employed or otherwise engaged by the Company from time to time and who, in the course of such engagement created, discovered or developed work in which Company Intellectual Property subsists has made any claim to the Company, in the three years immediately preceding the date of this Agreement, relating to
(i) any right, title or interest in such Intellectual Property; or (ii) any compensation or remuneration in relation to such Intellectual Property whether under section 40 of the United Kingdom Patents Act 1977 or equivalent legislation in the world or otherwise.

      (u) In respect of any personal data processed by the Company, the Company
(i) has made all necessary registrations and notifications of its particulars in accordance with the Data Protection Legislation and has listed all notifications and registrations in Section 2.7(u) of the Company Disclosure Letter; (ii) are aware all details supplied to the Information Commissioner in relation to each application for registration or notification are accurate and complete; (iii) comply and will continue to comply with the Data Protection Legislation (including but not limited to the Data Protection Principles) and any guidance notes or guidelines issued by the Information Commissioner; (iv) will co-operate fully in complying with any subject access requests made pursuant to the Data Protection Legislation; and (v) no notice of any kind has been served on the Company under any provision under any part of the Data Protection Legislation or any analogous legislation in any part of the world.

      (v) To the Company's Knowledge, the contents of the Company websites comply with all laws and regulations and codes of practice in any applicable jurisdiction and the website does not contain any hypertext links to other websites.

      SECTION 2.8 Assets, Debts and Stock.

      (a) None of the book debts included in the Company Financial Statements or which have subsequently arisen have been outstanding for more than two months from their due dates for payment and all such debts have realised or will realise in the normal course of collection their full value save as provided in the Company Financial Statements or in the books of the Company.

      (b) The Company has not granted any security over any part of its undertaking or assets.

      (c) All assets used by and all debts due to the Company or which have otherwise been represented as being its property or due to it or used or held for the purposes of its business are its absolute property to which the Company has good and marketable title and none is the subject of any encumbrance (save in respect of liens arising in the normal course of trading) or the subject of any factoring arrangement, hire-purchase, retention of title, conditional sale or credit sale agreement.

      (d) Each asset needed for the proper conduct of the business of the Company is in good repair and working order (fair wear and tear excepted).

      SECTION 2.9 Contracts with Connected Persons.

      (a) There are no loans made by the Company to any of its directors or shareholders and/or any person connected with any of them and no debts or liabilities owing by the Company to any of its directors or shareholders and/or any person connected with them as aforesaid.

      (b) There are no existing contracts or arrangements to which the Company is a party and in which any of its directors or shareholders and/or any person connected with any of them is interested.

      SECTION 2.10 Employment Arrangements; Employee Benefits.

      (a) Full details of all contracts of service or for services and other arrangements (including, without limitation, details of notice periods and all remuneration) of all officers, employees and consultants of the Company are set out in Section 2.10(a) of the Company Disclosure Letter.

      (b) There are no agreements or other arrangements (binding or otherwise) or outstanding or anticipated claims or disputes between the Company and any trade union or other body representing all or any of the employees of the Company.

      (c) The Company does not owe any amount to, nor does it have any outstanding obligations in respect of, any of its present or former directors, employees or shareholders other than remuneration accrued during the month in which this Agreement has been entered into.

      (d) No gratuitous payment has been made or promised in connection with the actual or proposed termination or suspension of employment or variation of any contract of employment of any present or former director or employee of the Company.

      (e) There are no agreements or arrangements (whether legally enforceable or not) for the payment of any pensions, allowances, lump sums or other like benefits on redundancy, retirement or on death or during periods of sickness or disablement for the benefit of any director or former director or employee or former employee of the Company or for the benefit of the dependants of any such person.

      (f) There have been no "relevant transfers" to the Company pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 1981.

      (g) All officers, employees and consultants of the Company have assigned past and have agreed to assign future Intellectual Property and know-how relating to the business of the Company to the Company pursuant to agreements in the form previously delivered to Parent.

      (h) The Company has complied in all respects with its obligations in respect of the group personal pension scheme provided by Scottish Amicable (the"GPP SCHEME") to the employees and directors of the Company. The Company's sole obligations in connection with the GPP Scheme are limited to providing access to the employees and directors of the Company to the GPP Scheme, paying employer's contributions to the GPP Scheme and deducting contributions of the members of the GPP Scheme.

      (i) The Company has complied in all material respects with its obligations (including its obligations as trustee and administrator) in respect of the group life assurance scheme (the "LIFE ASSURANCE SCHEME").

      (j) The Life Assurance Scheme only provides lump sum benefits on the death of employees and directors while in service. All benefits which may become payable to or in respect of employees or directors under the Life Assurance Scheme are fully insured and all related insurance premiums have been paid at the insurance company's normal rates..

      (k) The Company does not sponsor, participate in, or contribute and has not since its incorporation sponsored, participated in or contributed to any defined benefit scheme.

      (l) To the Company's Knowledge, the GPP Scheme is approved under Chapter IV, Part XIV of the Income and Corporation Taxes Act 1988, and the Life Assurance Scheme is approved under Chapter I, Part XIV of the Income and Corporation Taxes Act 1988, and there is no matter which might give the Inland Revenue reason to withdraw such approval in respect of other arrangements.

      (m) The Company has complied with its duty to facilitate access to a stakeholder pension scheme under Section 3 of the Welfare Reform and Pensions Act 1999.

      (n) No claim concerning the GPP Scheme or the Life Assurance Scheme (including, without limitation, contact with the Occupational Pensions Regulatory Authority, the Pensions Advisory Service or the Pensions Ombudsman or an application under any internal dispute resolution procedure) has been made by or in respect of any employee or director, and none is pending or threatened. The Company is not aware of any matter which might give rise to such a claim.

      (o) All officers, employees and consultants of the Company have entered into non-disclosure agreements and all officers and employees have executed restrictive covenants preventing competition with the Company in the form previously delivered to Parent.

      (p) Section 2.10(p) of the Company Disclosure Letter sets forth, as of the date hereof, the total outstanding Company Options and (i) the name of the holder of each Company Option, (ii) the exercise price per share of such Company Option, (iii) the number of shares covered by such Company Option, (iv) the vesting schedule for such Company Option, (v) the term of each option and (vi) whether the exerciseability of such Company Option shall be accelerated in any manner by any of the transactions contemplated by this Agreement or upon any other event or condition and the extent of acceleration, if any; provided, however, that the Company may, prior to commencement of the Option Offer by Parent pursuant to Section 1.4(a), provide a written update of Schedule 2.10(p) to Parent. All outstanding Company Options have been duly authorized by the Company Board or a committee thereof, are validly issued, and were issued in compliance with all applicable securities Laws. Except as set forth on Section 2.10(p) of the Company Disclosure Letter, there are no outstanding options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, any shares in the capital of the Company, or contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue additional shares in the capital of the Company, or securities or rights convertible or exchangeable into shares in the capital of the Company.

      (q) The Company has not taken any action that would result in the accelerated vesting, exercisability or payment of any Company Options as a consequence of the execution of, or consummation of, the transactions contemplated by, this Agreement.

      SECTION 2.11 Statutory and Legal Requirements.

      (a) All statutory, municipal, governmental, court and other requirements applicable to the carrying on of the business of the Company, the formation, continuance in existence, creation and issue of securities, management, property or operation of the Company have been complied with, and all permits, authorities, licenses and consents have been obtained and all conditions applicable thereto complied with and so far as the Company is aware there are no circumstances which might lead to the suspension, alteration or cancellation of any such permits, authorities, licenses or consents except where the failure to obtain or maintain such permits, authorities, licenses or consents could not, individually or in the aggregate, be expected to have a Material Adverse Effect on the Company, nor is there any agreement which materially restricts the fields within which the Company may carry on its business.

      (b) The Company has not committed and is not liable for any criminal, illegal, unlawful, ultra vires or unauthorized act or breach of covenant, contract or statutory duty and so far as each of the Company is aware no officer or senior manager of the Company has committed any crime other than minor traffic offences.

      (c) No person, not being a director of the Company, has any actual or ostensible authority, whether under a power of attorney, agency agreement or otherwise, to commit the Company to any obligation other than an obligation of a nature which it is usual for it to incur in the ordinary course of its business.

      SECTION 2.12 Records and Registers; Memorandum of Association and Articles of Association.

      (a) The records (including computer records), statutory books, registers, minute books and books of account of the Company are duly entered up and maintained in accordance with all legal requirements applicable thereto and contain true, full and accurate records of all matters required to be dealt with therein and all such books and all records and documents (including documents of title) which are its property are in its possession or under its control and all accounts, documents and returns required to be delivered or made to the Registrar of Companies have been duly and correctly delivered or made and there has been no notice of any proceedings to rectify the register of members of the Company and there are no circumstances which might lead to any application for rectification of the register of members.

      (b) The Company has delivered or otherwise made available to Parent a true and correct copy of the Memorandum of Association, Articles of Association and other charter documents of the Company, each as amended to date and as currently in full force and effect. The Company is not in violation of any of the provisions of its Memorandum of Association, Articles of Association or other charter documents.

      SECTION 2.13 Insurance. Section 2.13 of the Company Disclosure Letter contains full and accurate details of all insurance policies held by the Company. In respect of such insurances, (a) all premiums have been duly paid to date, (b) all the policies are in full force and effect and, so far as the Company is aware, are not voidable on account of any act, omission or non-disclosure on the part of the insured party nor could they be declared null and void or as a consequence of which any claim might be rejected and (c) so far as the Company is aware there are no circumstances which would or might give rise to any claim and no insurance claim is outstanding.

      SECTION 2.14 Group Structure. The Company does not have any Subsidiaries nor has it at any time been the holding company of any company or a member of or the beneficial owner of any shares, securities or other interest in any company or other person. For purposes of this Agreement, "SUBSIDIARY" shall mean any corporation, partnership, limited liability company, joint venture or other legal entity of which Parent or the Company, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation , partnership, limited liability company, joint venture or other legal entity.

      SECTION 2.15 Agreements and Capital Commitments.

      (a) The Company (i) has no material capital commitments; (ii) is not a party to any contract, arrangement or commitment (whether in respect of capital expenditure or otherwise) which is of an unusual, onerous or long-term nature or which involves or could involve a material obligation or liability; (iii) has not become bound and no person has become entitled (or with the giving of notice and/or the issue of a certificate and/or the passage of time or otherwise may become entitled) to require it to repay any loan capital or other debenture, redeemable preference share capital, borrowed money or grant made to it by any governmental or other authority or person prior to the stipulated due date; (iv) is not a party to any agreement which is or may become terminable as a result of the entry into or completion of this Agreement; (v) is not bound by any guarantee or contract of indemnity or suretyship under which any liability or contingent liability is outstanding; (vi) has not entered into any agreement which requires or may require, or confers any right to require, the sale (whether for cash or otherwise) or the transfer by it of any asset; (vii) is not a party to any joint venture, consortium, partnership, unincorporated association or profit sharing arrangement or agreement; (viii) is not a party to or enjoys the benefit of any agreement requiring registration or notification under or by virtue of any statute; or (ix) is not in default of any agreement or arrangement to which it is a party (each of (i) through (ix) above being referred to as a "COMPANY MATERIAL CONTRACT").

      (b) The Company has not been and is not a party to any contract or arrangements binding upon it for the purchase or sale of property or the supply of goods or services at a price different to that reasonably obtainable on an arm's length basis.

      SECTION 2.16 Borrowings and Facilities. Full details of all limits on the Company's bank overdraft facilities and all borrowings of the Company are set out in Section 2.16 of the Company Disclosure Letter and the Company is not in breach of any of their terms and none of such facilities or terms of borrowing will be terminated as a result of the entry into of this Agreement.

      SECTION 2.17 Government Grants. The Company has applied for, or received, the grants or investments or subsidies or financial assistance from government departments or agencies or local or other government authorities as set forth on
Section 2.17 of the Company Disclosure Letter ("GOVERNMENTAL GRANTS"). The Company has not done, or omitted to do, any act or thing which could result in all or any part of any such Governmental Grant or other similar payment being made of withheld in whole or in part and, to the Knowledge of the Company, no such circumstances exist which could give rise to any such payment being withheld.

      SECTION 2.18 Internal Accounting Controls. The Company has not been informed by its auditors in relation to the audit of the Company Financial Statements that any measures should be implemented to change the accounting systems of the Company.

      SECTION 2.19 Authority and Enforceability; No Conflicts.

      (a) The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent, constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

      (b) The execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the transactions contemplated hereby will not, conflict with, or result in a violation of, any provision of the Memorandum of Association or Articles of Association of the Company, as amended to date and as currently in full force and effect. The execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the transactions contemplated hereby will not, give rise to any liability on the part of the Company to make a payment to any person, or conflict with, or result in a violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its properties or assets, except to the extent that such liability, conflict, violation, default, right of termination, cancellation, acceleration or loss of benefit could not reasonably be expected to have a Material Adverse Effect on the Company. Section 2.19 of the Company Disclosure Letter lists all consents, waivers and approvals under the Company's Articles of Association or the Company Material Contracts or any other agreements, contracts, licenses, leases or other obligations of the Company in effect as of the date of this Agreement required to be obtained in connection with the consummation of the transactions contemplated hereby, except to the extent that the failure to obtain such consents, waivers and approvals could not reasonably be expected to have a Material Adverse Effect on the Company. To the Knowledge of the Company, there are no circumstances which may give rise to any material alteration in the terms and conditions of any material facility or borrowings of the Company which might affect or prejudice their continuation.

                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF PARENT

      Parent represents and warrants to the Company, except as set forth in the disclosure letter supplied by the Purchase to the Company dated as of the date hereof (the "PARENT DISCLOSURE SCHEDULE"):

      SECTION 3.1 Subsidiaries. Parent has no direct or indirect Subsidiaries other than those listed in Section 3.1(a) of the Parent Disclosure Schedule. Parent owns, directly or indirectly, all of the capital stock or comparable equity interests of each Subsidiary free and clear of any Encumbrance, and all the issued and outstanding shares of capital stock or comparable equity interests of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights.

      SECTION 3.2 Organization and Qualification. Each of Parent and each Subsidiary of Parent is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither Parent nor any Subsidiary of Parent is in violation of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. Each of Parent and each Subsidiary of Parent is duly qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not, individually or in the aggregate, be expected to have a Material Adverse Effect on Parent.

      SECTION 3.3 Authorization; Enforcement. Parent has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by Parent and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Parent and no further consent or action is required by Parent, the Parent Board or its stockholders. This Agreement has been (or upon delivery will be) duly executed by Parent and is, or when delivered in accordance with the terms hereof, will constitute, the valid and binding obligation of Parent enforceable against Parent in accordance with its terms.

      SECTION 3.4 No Conflicts. The execution, delivery and performance of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby and thereby do not and will not (i) conflict with or violate any provision of Parent's or any of Parent's Subsidiaries' certificate or articles of incorporation, bylaws or other organizational or charter documents,
(ii) give rise to any liability on the part of Parent or any Subsidiary to make any payment to any person, conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing any Parent or Subsidiary debt or otherwise) or other understanding to which Parent or any Subsidiary is a party or by which any property or asset of Parent or any Subsidiary is bound or affected, except to the extent that such liability, conflict, default or termination right could not reasonably be expected to have a Material Adverse Effect on Parent, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which Parent or any Subsidiary of Parent is subject (including federal and state securities laws and regulations and the rules and regulations of any self-regulatory organization to which Parent or its securities are subject), or by which any property or asset of Parent or a Subsidiary of Parent is bound or affected.

      SECTION 3.5 Capitalization. The number of shares and type of all authorized, issued and outstanding capital stock, options, warrants and other securities of Parent (whether or not presently convertible into or exercisable or exchangeable for shares of capital stock of Parent) is set forth in Section
3.5 of the Parent Disclosure Schedule. All outstanding shares of capital stock are duly authorized, validly issued, fully paid and nonassessable and have been issued in compliance with all applicable securities laws. Except as set forth on
Section 3.5 of the Parent Disclosure Schedule, there are no outstanding options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, any shares of Parent Common Stock, or contracts, commitments, understandings or arrangements by which Parent or any Subsidiary of Parent is or may become bound to issue additional shares of Parent Common Stock, or securities or rights convertible or exchangeable into shares of Parent Common Stock. There are no anti-dilution or price adjustment provisions contained in any security issued by Parent (or in any agreement providing rights to security holders) and the consummation of the transaction contemplated by this Agreement will not obligate Parent to issue shares of Parent Common Stock or other securities to any person and will not result in a right of any holder of Parent securities to adjust the exercise, conversion, exchange or reset price under such securities. To the Knowledge of Parent, except as specifically disclosed in
Section 3.5 of the Parent Disclosure Schedule, no person or group of related persons beneficially owns (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934 (the "EXCHANGE ACT")), or has the right to acquire, by agreement with or by obligation binding upon Parent, beneficial ownership of in excess of 5% of the outstanding Parent Common Stock, ignoring for such purposes any limitation on the number of shares of Parent Common Stock that may be owned at any single time.

      SECTION 3.6 SEC Reports; Financial Statements. Parent has filed all reports required to be filed by it under the Securities Act of 1933( the "SECURITIES ACT") and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as Parent was required by law to file such material) (the foregoing materials being collectively referred to herein as the "SEC REPORTS" and, together with this Agreement and the Parent Disclosure Schedule, the "DISCLOSURE MATERIALS") on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. Parent has made available to the Company copies of all SEC Reports filed within the ten (10) days preceding the date hereof. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved ("US GAAP"), except as may be otherwise specified in such financial statements or the notes thereto or in the case of unaudited financial statements, as permitted by Form 10-Q of SEC, and fairly present in all material respects the financial position of Parent and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments. All material agreements, as such contracts are defined in Section 601(a)(10) of Regulation S-K under the Securities Act, to which Parent or any Subsidiary is a party or to which the property or assets of Parent or any Subsidiary of Parent are subject are included as part of or specifically identified in the SEC Reports.

      SECTION 3.7 Material Changes. Since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in the SEC Reports, (i) there has been no event, occurrence or development that, individually or in the aggregate, has had or that could result in a Material Adverse Effect on Parent, (ii) Parent has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in Parent's financial statements pursuant to US GAAP or required to be disclosed in filings made with the SEC, (iii) Parent has not altered its method of accounting or the identity of its auditors, (iv) Parent has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, and (v) Parent has not issued any equity securities to any officer, director or affiliate, except pursuant to existing options to purchase Parent Common Stock ("PARENT OPTIONS") and the stock purchase plan.

      SECTION 3.8 Absence of Litigation. Except as set forth in Section 3.8 of the Parent Disclosure Schedule, there is no action, suit, claim, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of Parent, overtly threatened against or affecting Parent or any of its Subsidiaries that could, individually or in the aggregate, have a Material Adverse Effect on Parent. Section 3.8 of the Parent Disclosure letter contains a complete list and summary description of any pending or, to the knowledge of Parent, threatened proceeding against or affecting Parent or any of its Subsidiaries that could individually or in the aggregate, have a Material Adverse Effect on Parent.

      SECTION 3.9 Compliance. Neither Parent nor any Subsidiary of Parent (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by Parent or any Subsidiary of Parent under), nor has Parent or any Subsidiary of Parent received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any order of any court, arbitrator or governmental body, or (iii) is or has been in violation of any statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as could not, individually or in the aggregate, have or result in a Material Adverse Effect on Parent.

      SECTION 3.10 Title to Assets. Parent and its Subsidiaries have good and marketable title in fee simple to all real property owned by them that is material to the business of Parent and its Subsidiaries and good and marketable title in all personal property owned by them that is material to the business of Parent and its Subsidiaries, in each case free and clear of all Encumbrances, except for Encumbrances as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by Parent and its Subsidiaries. Any real property and facilities held under lease by Parent and its Subsidiaries are held by them under valid, subsisting and enforceable leases of which Parent and its Subsidiaries are in compliance.

      SECTION 3.11 Form S-3 Eligibility. Parent is eligible to register shares of Parent Common Stock for resale by the shareholders of the Company using Form S-3 promulgated under the Securities Act who may be deemed to be affiliates of the Company (for purposes of paragraphs (c) and (d) of Rule 145 of the General Rules and Regulations under the Securities Act.

      SECTION 3.12 Listing and Maintenance Requirements. Except as described in Parent's amended Annual Report for the year ended December 31, 2003 filed on Form 10-K/A with SEC on June 30, 2004, as amended (the "ANNUAL REPORT"), Parent has not, in the two years preceding the date hereof, received notice (written or oral) from any trading market on which the Parent Common Stock is or has been listed or quoted to the effect that Parent is not in compliance with the listing or maintenance requirements of such trading market.

      SECTION 3.13 Registration Rights. Except as described in Section 3.13 of the Parent Disclosure Schedule, Parent has not granted or agreed to grant to any person any rights (including "piggy-back" registration rights) to have any securities of Parent registered with SEC or any other governmental authority that have not been satisfied.

      SECTION 3.14 Disclosure. All disclosure provided to the Company regarding Parent, its business and the transactions contemplated hereby, including the Schedules to this Agreement, furnished by or on behalf of Parent are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No event or circumstance has occurred or information exists with respect to Parent or any of its Subsidiaries or its or their business, properties, prospects, operations or financial conditions, which, under applicable law, rule or regulation, requires public disclosure or announcement by Parent but which has not been so publicly announced or disclosed, except, until such time as the press release is issued as contemplated by Section 6.2, the execution of this Agreement and the other agreements referred to herein and executed concurrently herewith.

      SECTION 3.15 Intellectual Property.

      (a) Section 3.15 of the Parent Disclosure Schedule lists (i) all patents and patent applications, all applications for trademarks, trade names and service marks, and all registered trademarks, trade names, service marks, and copyrights that are owned or purported to be owned by Parent or any Subsidiary of Parent, and such list specifies, as applicable, the jurisdictions by or in which each such patent, trademark, trade name, service mark or copyright has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all material licenses, sub-licenses and other agreements as to which Parent or any Subsidiary of Parent is a party and pursuant to which any person is authorized to use any Parent Intellectual Property (as defined below), and (iii) all material licenses, sub-licenses and other agreements to which Parent or any Subsidiary of Parent is a party and pursuant to which Parent or any Subsidiary of Parent is authorized to use any third-party Intellectual Property that is included in the Parent Intellectual Property (third-party Intellectual Property included in the Parent Intellectual Property being referred to in this Agreement as "PARENT THIRD-PARTY INTELLECTUAL PROPERTY RIGHTS"). All agreements described in Section 3.15 of the Parent Disclosure Schedule as they relate to Sections 3.15(a)(ii) and (iii) are valid, enforceable and legally binding, subject to the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity), and to Parent's Knowledge, neither the Parent nor any Subsidiary of Parent and no third party is in material breach of any such agreement described in Section 3.15 of the Parent Disclosure Schedule. "PARENT INTELLECTUAL PROPERTY" means the Intellectual

Property that is material to the business of Parent or any Subsidiary of Parent as currently conducted by Parent or any Subsidiary of Parent.

      (b) Parent and each of its Subsidiaries own all right, title and interest in and to (free and clear of any Encumbrances), or are licensed to use, or otherwise possess legally enforceable rights in the Parent Intellectual Property, subject only to the license agreements to which Parent is a party and pursuant to which Parent licenses others to use any such Parent Intellectual Property as set forth in Section 3.15 of the Parent Disclosure Schedule.

      (c) To the Knowledge of Parent, there is no unauthorized use, disclosure, infringement or misappropriation of any Parent Intellectual Property rights by any third party, including any employee or former employee of Parent or any Subsidiary of Parent. Neither Parent nor any Subsidiary of Parent has entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders or agreements for the sale, license or distribution of any Parent Intellectual Property or products containing Parent Intellectual Property arising in the ordinary course of business.

      (d) The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby will not cause Parent or any Subsidiary of Parent to breach any material license, sub-license or other agreement relating to the Parent Intellectual Property, and will not entitle any other party to any such license, sub-license or agreement to terminate or modify such license, sub-license or agreement.

      (e) All issued patents and registered trademarks, service marks and copyrights held by Parent or any Subsidiary of Parent are valid and subsisting and there is no assertion or pending claim challenging the validity or effectiveness of any Parent Intellectual Property, and to the Knowledge of Parent, no such challenge is being threatened. Neither Parent nor any of its Subsidiaries is a party to any suit, action or proceeding that involves a claim against Parent or any of its Subsidiaries of infringement or violation of any Intellectual Property of any third party, nor, to the Knowledge of Parent, is any such suit, action or proceeding being threatened against Parent or any of its Subsidiaries. The conduct of the business of Parent and each Subsidiary of Parent as currently conducted does not conflict with or infringe, and no one has asserted to Parent that such conduct of the business conflicts with or infringes any Intellectual Property rights of any third party. To the Knowledge of Parent, there are no facts or alleged facts which would reasonably serve as a basis for any claim that Parent or any Subsidiary of Parent does not have the right to use and to transfer the right to use, free of any rights or claims of others, all Parent Intellectual Property rights in the development, manufacture, sale, licensing or use of any material products of Parent or any Subsidiary of Parent as presently being developed, manufactured, sold, licensed or used in the business of Parent as currently conducted. Neither Parent nor any Subsidiary of Parent nor any licensor of Parent or any Subsidiary of Parent is bringing any action, suit or proceeding for infringement of Parent Intellectual Property or breach of any license or agreement involving Parent Intellectual Property against any third party. There are no pending or, to the Knowledge of Parent, threatened interference, re-examinations, oppositions or nullities involving any patents, patent rights or applications therefore included in the Parent Intellectual Property, except such as may have been commenced by Parent or any Subsidiary of Parent as disclosed in Section 3.15 of the Parent Disclosure Schedule.

      (f) Parent has taken all commercially reasonable steps to protect and preserve the confidentiality of all trade secrets and has taken all measures it deems reasonable and appropriate to protect and preserve the confidentiality of all other Parent Intellectual Property not otherwise protected by patents, patent applications or copyright ("PARENT CONFIDENTIAL INFORMATION"). Each of Parent and its Subsidiaries has a policy requiring each employee to execute an employment and confidentiality agreement substantially in Parent's standard form. Each current or former employee of Parent or any of its Subsidiaries has signed an employment and confidentiality agreement with Parent or its Subsidiaries. Parent has delivered or made available to the Company the standard form of employment and confidentiality agreement used by Parent and its Subsidiaries and any employment and confidentiality agreement entered into by Parent or any of its Subsidiaries that differs from the standard form of such agreement in any material respect No current or former employee of Parent or any Subsidiary of Parent has any right, claim or interest in or with respect to any Parent Intellectual Property.

      SECTION 3.16 Insurance. Parent and its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which Parent and the Subsidiaries of Parent are engaged. Neither Parent nor any Subsidiary of Parent has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business.

      SECTION 3.17 Regulatory Permits. Parent and the Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the SEC Reports, except where the failure to possess such permits could not, individually or in the aggregate, have or result in a Material Adverse Effect on Parent ("MATERIAL PERMITS"), and neither Parent nor any Subsidiary of Parent has received any notice of proceedings relating to the revocation or modification of any Material Permit.

      SECTION 3.18 Transactions With Affiliates and Employees. Except as set forth in the Annual Report, none of the officers or directors of Parent and, to the Knowledge of Parent, none of the employees of Parent is presently a party to any transaction with Parent or any Subsidiary of Parent (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the Knowledge of Parent, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

      SECTION 3.19 Internal Accounting Controls. Parent and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability,
(iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

      SECTION 3.20 Employee Benefit Plans; Employee Benefits.

      (a) Section 3.20 of the Parent Disclosure Schedule contains a true and complete list of each (i) deferred compensation and each incentive compensation plan, equity compensation plan, "welfare" plan, fund or program (within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or any similar welfare benefit plan under the laws of any foreign jurisdiction, whether or not excluded from coverage under specific titled or subtitles of ERISA; (ii) "pension" plan, fund or program (within the meaning of section 3(2) of ERISA) or any similar pension benefit plan under the laws of any foreign jurisdiction, whether or not excluded from coverage under specific titles or subtitles of ERISA; (iii) employment, consulting, termination or severance agreement;

and (iv) other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by Parent or by any trade or business, whether or not incorporated (an "PARENT ERISA AFFILIATE"), that together with Parent would be deemed a "single employer" within the meaning of section 4001(b) of ERISA or
Section 414(b), (c), (m) or (o) of the Code, or to which Parent or an Parent ERISA Affiliate is party, whether written or oral, for the benefit of any employee or former employee of Parent or any Subsidiary of Parent (the "PARENT PLANS").

      (b) With respect to each Parent Plan, Parent has heretofore delivered or made available to the Company true and complete copies of the Parent Plan and any amendments thereto, any related trust or other funding vehicle, any reports or summaries required under ERISA or the Code or any related contracts, including service provider agreements, insurance contract, minimum premium contracts, stop-loss agreements, subscription and participation agreements and recordkeeping agreements and the most recent determination letter received from the Internal Revenue Service with respect to each Parent Plan intended to qualify under Section 401 of the Code.

      (c) Each Parent Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code and each Parent Plan intended to be "qualified" within the meaning of section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under section 501(a) of the Code.

      (d) No liability under Title IV or section 302 of ERISA has been incurred by Parent or any Parent ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Parent or any Parent ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due).

      (e) There are no pending, threatened or anticipated claims by or on behalf of any Parent Plan, by any employee or beneficiary covered under any such Parent Plan, or otherwise involving any such Parent Plan (other than routine claims for benefits).

      (f) Parent does not have any plan or commitment to create any plan, fund or program (within the meaning of Section 3(1) of ERISA) or to modify or change any existing Parent Plan and there has been no amendment to, written interpretation or announcement (whether or not written) by Parent relating to, or change in participation or coverage under, any Parent Plan which would materially increase the expense of maintaining such parent Plan above the level of expense incurred with respect to that Parent Plan for the most recent fiscal year.

      (g) With respect to each Parent Plan constituting a group health plan within the meaning of Section 4980B(g)(2) of the Code, the provisions of section 4980B of the Code and Sections 601-609 of ERISA have been complied with in all material respects.

      (h) As of the date of this Agreement, there are outstanding 550,405 Parent Options. Section 3.20(h) of the Parent Disclosure Schedule set forth, as of the date of this Agreement (i) the name of the holder of each Parent Option, (ii) the exercise price per share of such Parent Option, (iii) the number of shares covered by such Parent Option, (iv) the vesting schedule for such Parent Option,
(v) the term of each option and (vi) whether the exercisability of such Parent Option shall be accelerated in any manner by any of the transactions contemplated by this Agreement or upon any other event or condition and the extent of such acceleration, if any. On the First Closing Date, the Company shall deliver to Parent an updated Section 3.20(h) of the Parent Disclosure Schedule setting forth the information referred to in the preceding sentence updated to a date as close to the First Closing Date as is reasonably practicable. All outstanding Parent Options have been duly authorized by the Parent Board or a committee thereof, are validly issued, and were issued in compliance with all applicable securities Laws.

      (i) Parent has not taken any action that would result in the accelerated vesting, exercisability or payment of any Parent Options as a consequence of the execution of, or consummation of, the transactions contemplated by this Agreement.

      SECTION 3.21 Taxes. Except as would not, individually or in the aggregate, have a Material Adverse Effect on Parent, (i) all Parent Tax Returns required to be filed with any Taxing Authority by, or with respect to, Parent and its Subsidiaries have been filed in accordance with all applicable Laws; (ii) Parent and its Subsidiaries have timely paid all Taxes shown to be due on such Tax Returns, (iii) as of the date or time of filing, the Parent Tax Returns filed were true, correct and complete in all material respects; (iv) Parent and its Subsidiaries have made an adequate provision (determined in accordance with US
GAAP) for any and all unpaid Taxes for periods through the date of Parent's unaudited balance sheet as of June 30, 2004 (the "PARENT BALANCE SHEET"), whether or not required to be shown on a Tax Return, and for all Taxes payable by Parent and its Subsidiaries for which no Parent Tax Return has yet been filed, and no Taxes have been incurred by the Company since the date of the Company Balance Sheet other than in the ordinary course of Parent's business;
(v) there is not now, nor has there been in the past six years, any action, suit, proceeding, audit or claim now proposed or pending against or with respect to Parent or any of its Subsidiaries in respect of any Tax (other than Taxes which are being contested in good faith and for which adequate reserves (determined in accordance with US GAAP) are reflected on the Parent Balance Sheet) and Parent is not aware of any matter which could lead to such a proceeding; (vi) no waiver or extension of any statute of limitations is in effect with respect to any Tax Return of Parent or any of its Subsidiaries; and
(vii) to the Knowledge of Parent, neither Parent nor any of its Subsidiaries is liable for any Tax imposed on any entity other than Parent or such Subsidiaries;
(viii) Parent has withheld and paid over all Taxes required to have been withheld and paid over, and complied in all material respects with all information reporting and backup withholding in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party;
(ix) there are no Encumbrances on any of the assets of Parent or any of its Subsidiaries with respect to Taxes; (x) neither Parent nor any of its Subsidiaries have any liability for unpaid Taxes pursuant to Section 1.1502-6 of the Treasury Regulations promulgated under the Code or comparable provisions of state, local or foreign Tax law (other than Taxes of the affiliated group of which Parent is the ultimate parent corporation); (xi) neither Parent nor any of its Subsidiaries has been a distributing corporation or a controlled corporation in a transaction described in Section 355 of the Code; (xii) neither Parent nor any of its Subsidiaries is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and (xiii) neither Parent nor any of its Subsidiaries has entered into any compensatory agreements with respect to the performance of services which payment thereunder would result in a nondeductible expense to it pursuant to Section 280G or 162(m) of the Code or an excise tax to the recipient of such payment pursuant to
Section 4999 of the Code. Parent has made available to the Company accurate and complete copies of all material Parent Tax Returns for the years ending December 31, 2001, 2002 and 2003.

      SECTION 3.22 Material Contracts.

      (a) Material Contracts. For purposes of this Agreement, "PARENT MATERIAL CONTRACT" shall mean:

            (i) any employment or consulting Contract with any executive officer or other employee of Parent earning an annual salary in excess of $50,000;

            (ii) any agreement of indemnification or any guaranty other than any agreement of indemnification or guaranty entered into in the ordinary course of business;

            (iii) any contract containing any covenant limiting in any material respect the right of Parent or any of its Subsidiaries to engage in any line of business, to make use of any Parent Intellectual Property or compete with any Person in any material line of business or to compete with any person or entity after the First Closing Date;

            (iv) any contract relating to the disposition or acquisition by Parent or any of its Subsidiaries after the date hereof of a material amount of assets not in the ordinary course of business or pursuant to which Parent or any of its Subsidiaries has any material ownership interest in any other person or entity or other business enterprise other than its Subsidiaries;

            (v) any dealer, distributor, joint marketing or development agreement under which Parent or any of its Subsidiaries have continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of ninety (90) days or less, or any material agreement pursuant to which Parent or any of its Subsidiaries have continuing material obligations to jointly develop any Intellectual Property that will not be owned, in whole or in part, by Parent or any of its Subsidiaries and which may not be terminated without penalty upon notice of ninety (90) days or less;

            (vi) any contract to provide source code to any third party for any product or technology that is material to Parent and its Subsidiaries taken as a whole;

            (vii) any contract containing any material support, maintenance or service obligation on the part of Parent or any of its Subsidiaries, other than those obligations that are terminable by Parent or any of its Subsidiaries involving annual revenues to Parent in excess of $50,000 on no more than ninety
(90) days notice without material liability or financial obligation to Parent or its Subsidiaries;

            (viii) any contract to license any third party to manufacture or reproduce any of Parent's products, services or technology, except agreements in the ordinary course of business and terminable without penalty upon notice of ninety (90) days or less;

            (ix) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other contracts relating to the borrowing of money or extension of credit, other than accounts receivables and payables in the ordinary course of business; or

            (x) any other agreement, contract or commitment that involves a payment to or from Parent in excess of $20,000 on its face in any individual case.

      (b) Schedule. Section 3.23(b) of the Parent Disclosure Schedule sets forth a list of all Parent Material Contracts to which Parent or any of its Subsidiaries is a party or is bound by as of the date hereof.

      (c) No Breach. All Parent Material Contracts are valid and in full force and effect except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. Neither Parent nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Parent Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on to Parent.

      SECTION 3.23 Financial Advisor. Neither Parent nor any of its Subsidiaries has entered into or are bound by any agreements or understandings with any investment bank, financial advisor or other similar entity whatsoever, except for Seven Hills Partners LLC (the "PARENT FINANCIAL ADVISOR"). Parent has furnished to the Company a true and complete copy of all agreements between Parent and the Parent Financial Advisor pursuant to which such Parent Financial Advisor is entitled to an "Opinion Fee" (as such term is defined in that certain letter agreement dated July 15, 2004 between the Parent Financial Advisor and Parent (the "PARENT FINANCIAL ADVISOR AGREEMENT")) upon the rendering of the opinion of Financial Advisor described in Section 3.24 below, a "Transaction Fee" (as such term is defined in the Parent Financial Advisor Agreement) upon the occurrence of the First Closing or any other payment relating to the transactions contemplated hereunder.

      SECTION 3.24 Opinion of Financial Advisor. The Parent Board has received the written opinion of the Parent Financial Advisor to the effect that, as of the date of the opinion, the consideration to be paid by Parent pursuant to this Agreement is fair from a financial point of view to Parent. Parent will provide the Company with a written copy of such opinion as soon as practicable following the date hereof, and the Parent Financial Advisor has consented to the reproduction of such opinion in its entirety in the Proxy Statement/Prospectus.

      SECTION 3.25 No Restrictions on the Offer; Takeover Statutes. The Parent Board has unanimously approved this Agreement and the Offer and the other transactions contemplated hereby and the execution of the Parent Support Agreements, and such approval is sufficient to render inapplicable to this Agreement, the Offer, the Loan Agreement, the Parent Support Agreements and the other transactions contemplated hereby and thereby, the restrictions on business combinations of Section 203 of the Delaware General Corporation Law. Parent has not adopted any stockholder rights plan or similar "poison pill" arrangement that would be applicable to this Agreement, the Offer, the Loan Agreement or the Parent Support Agreements and the other transactions contemplated hereby and thereby. No Delaware law or other takeover statute or similar law and no provision of the certificate of incorporation or bylaws, or other organizational documents or governing instruments of Parent or any of its Subsidiaries or any material agreement to which any of them is a party (a) would or would purport to impose restrictions which might adversely affect or delay the consummation of the transactions contemplated by this Agreement, the Loan Agreement or the Parent Support Agreement or (b) as a result of the consummation of the transactions contemplated by this Agreement, the Loan Agreement or the Parent Support Agreement would or would purport to entitle any person to acquire securities of Parent.

                                   ARTICLE IV
                            COVENANTS OF THE COMPANY

      SECTION 4.1 Conduct of Business. During the period from the date of this Agreement to the earlier of the First Closing Date or the termination of this Agreement, the Company shall carry on its business in the ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such ordinary course, use all reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers and employees (as a group) and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the earlier of the First Closing Date or the termination of this Agreement, except as is strictly necessary to perform its specific obligations hereunder and except for the execution, delivery and performance of its obligations under the Modified Agreements, the Company shall not, without the prior written approval of Parent:

      (a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, (ii) adjust, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, provided that the foregoing shall not prohibit the Company from making repurchases from employees following the termination of their employment with the Company pursuant to the terms of preexisting agreements at prices not exceeding fair market value on the date of such repurchase;

      (b) issue, deliver, sell, pledge, grant options over or otherwise encumber any of its share capital, any other voting securities or any securities convertible into, or any rights, warrants or options, including Company Options, to acquire, any such shares, voting securities or convertible securities (other than (i) the issuance of Shares upon the exercise of Company Options outstanding as of the date hereof), or (ii) the issuance of 277,778 B Preferred Shares with respect to the investment of up to (pound)500,000 in the capital of the Company pursuant to the Subscription and Shareholders' Agreement dated July 30, 2004 (the "SHAREHOLDERS' AGREEMENT") between the Company and certain shareholders listed therein, together with a further 66,667 A Ordinary Shares issued as bonus shares to satisfy the anti-dilution provisions, each as contemplated by the Shareholders' Agreement); provided, however, that Parent's consent to the Company's requested grant of options over the share capital of the Company shall not be unreasonably withheld;

      (c) amend its Memorandum of Association, Articles of Association or other comparable charter or organizational documents;

      (d) mortgage or otherwise encumber or subject to any material Lien or, except in the ordinary course of business consistent with past practice and pursuant to existing contracts or commitments, sell, lease, license, transfer or otherwise dispose of any material properties or assets;

      (e) incur, assume, guarantee or become obligated with respect to any indebtedness, or incur, assume, guarantee or become obligated with respect to any other material obligations;

      (f) make any material tax election or take any material tax position (unless required by law) or change its fiscal year or accounting methods, policies or practices (except as required by changes in UK GAAP) or settle or compromise any material income tax liability;

      (g) make any loan, advance or capital contributions to or investment in any person or entity;

      (h) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction thereof, in the ordinary course of business consistent with past practice and in accordance with their terms, modify, amend or terminate any material contract or agreement to which it is a party, or release or waive any material rights or claims, or waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company is a party;

      (i) (i) grant to any current or former director, officer or employee of the Company any increase in compensation (cash, equity or otherwise) or benefits (provided that the Company may increase the compensation of non-executive employees in the ordinary course of business consistent with past practice),
(ii) grant to any such current or former director, officer, or employee any increase in severance or termination pay (cash, equity or otherwise) or adopt any new severance plan or amend or modify in any respect any severance plan, agreement or arrangement existing on the date hereof, (iii) except as may be required by applicable Law, adopt or amend any Company Plan or enter into any employment, deferred compensation, severance or termination agreement or arrangement with or for the benefit of any such current or former director, officer, or employee, (iv) waive any stock repurchase right, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plan or authorize cash payments in exchange for any options granted under any such plans, (v) hire or offer to hire any employee or independent contractors; provided, however, that Parent's consent to the Company's request to hire, or offer to hire, any employee or independent contractor shall not be unreasonably withheld.

      (j) transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Company Intellectual Property, or enter into grants to transfer or license to any person future rights to the Company Intellectual Property other than non-exclusive licenses granted to end-users and non-exclusive distribution, reseller and similar commercial agreements entered into in the ordinary course of business and consistent with past practice; provided that in no event shall the Company (i) license, or enter into a distribution, reseller or similar arrangement, on an exclusive basis, or sell, any Company Intellectual Property; or (ii) enter into any contract (v) containing pricing or discounting terms or provisions other than in the ordinary course of business consistent with past practice, (w) requiring the Company to use its "best efforts" or (x) limiting the right of the Company to engage in any line of business or to compete with any person;

      (k) enter into any contract or commitment with aggregate commitments of the Company in excess of $50,000;

      (l) take or agree or commit to take any action that would make any representation or warranty of the Company hereunder inaccurate in any material respect at, or as of any time prior to, the First Closing Date or (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time;

      (m) commence or settle any litigation, other than to enforce the Company's rights under this Agreement; or

      (n) authorize any of, or commit or agree to take any of, the foregoing actions.

      SECTION 4.2 Access to Information. From the date hereof until the First Closing Date, the Company will give Parent, its counsel, financial advisors, auditors and other authorized representatives full access (during normal business hours and upon reasonable notice) to the offices, properties, officers, employees, accountants, auditors, counsel and other representatives, books and records of the Company, will furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial, operating and property related data and other information as such persons may reasonably request, and will instruct the Company's employees, counsel and financial advisors to cooperate with Parent in its investigation of the business of the Company.

      SECTION 4.3 Waiver of Change of Control and Acceleration Benefits. Following the date hereof, the Company shall use its reasonable best efforts to obtain the waiver of the applicable Company securityholders and employees with respect to any change of control or acceleration benefits, other than the acceleration of Company Options pursuant to the Option Offer, that would otherwise be triggered by the consummation of the Offer and the other transactions contemplated hereby.

      SECTION 4.4 No Solicitation.

      (a) The Company agrees that neither the Company nor any of its officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by the Company) of the Company shall, (i) initiate, continue, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to shareholders of the Company) with respect to a merger, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or equity securities of, the Company involving any person other than Parent (any such proposal or offer being hereinafter referred to as an "COMPANY ACQUISITION PROPOSAL"), or
(ii) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Company Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Company Acquisition Proposal or enter into any agreement or understanding with any other person or entity with the intent to effect any Company Acquisition Proposal. Notwithstanding the foregoing, prior to the First Closing Date the Company may, in the event that a third party that has made (and not withdrawn) a bona fide Company Acquisition Proposal that the Company Board reasonably concludes in good faith constitutes, or is likely to lead to, a Company Superior Proposal, (i) engage or participate in discussions or negotiations with such third party and/or (ii) furnish to such third party nonpublic information relating to Company pursuant to a confidentiality agreement with terms no less favorable to Company than those contained in the Confidentiality Agreement; provided, that in each case (x) neither Company nor any representative of Company shall have violated any of the restrictions set forth in this Section 4.3, (y) the Company Board reasonably concludes in good faith, after consultation with its outside legal counsel, that in light of such Company Acquisition Proposal the failure to take such action would be reasonably expected to be a violation of the fiduciary obligations of the Company Board to the Company's shareholders, and (z) contemporaneously with furnishing any such information to such person or group, the Company furnishes such information to Parent (to the extent such information has not been previously furnished by Company to Parent). The Company will take all necessary steps to inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 4.3. The Company will notify Parent promptly, orally and in writing (including the names of any party making, the principal terms of, and any written materials provided in connection with, any such proposal, request or inquiry), if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with the Company. Immediately following the execution of this Agreement, the Company will request each person which has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company or any portion thereof to return all confidential information heretofore furnished to such person by or on behalf of the Company. The Company will keep Parent fully and promptly informed of the status and details (including amendments or proposed amendments) of, and will promptly provide copies of any written materials provided in connection with, any such request, proposal or inquiry.

      (b) For purposes of this Agreement, "COMPANY SUPERIOR PROPOSAL" means any bona fide Company Acquisition Proposal (1) to acquire, directly or indirectly, at least a majority of the Shares then outstanding, or all or substantially all of the assets of the Company, (2) that contains terms and conditions that the Board of Directors reasonably determines in good faith (after consultation with its financial advisor) to be more favorable from a financial point of view to the Company's shareholders than the Offer, (3) that the Company Board reasonably determines in its good faith judgment (after consultation with its legal counsel) to be reasonably capable of being completed (taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal), and (4) that does not contain any "due diligence" condition and for which any financing upon which it is conditioned is committed.

      (c) Except as set forth in this Section 4.3(c), the Company Board shall not make a change in its recommendation that the shareholders accept the Offer (a "CHANGE IN COMPANY RECOMMENDATION").

Notwithstanding the foregoing, if the Company Board determines in its reasonable good faith judgment prior to the First Closing Date, after consultation with outside legal counsel, that the failure to make a Change in Company Recommendation would be a violation of its fiduciary duties to the Company's shareholders, then the Company Board may make a Change in Company Recommendation. In the event that the Company Board determines that it shall be necessary to make a Change in Company Recommendation, it shall give Parent at least four (4) Business Day's prior written notice of such determination before making a public announcement regarding such Change in Company Recommendation.

                                    ARTICLE V
                               COVENANTS OF PARENT

      SECTION 5.1 Conduct of Business. During the period from the date of this Agreement to the earlier of the First Closing Date or the termination of this Agreement, Parent shall, and shall cause its Subsidiaries to, carry on their business in the ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such ordinary course, use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees (as a group) and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the earlier of the First Closing Date or the termination of this Agreement, except as is strictly necessary to perform its specific obligations hereunder and except for the execution, delivery and performance of its obligations under the Modified Agreements, Parent shall not, and shall not permit any of its Subsidiaries to, without the prior written approval of the Company:

      (a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly-owned subsidiary of Parent to its parent, (ii) adjust, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire any shares of capital stock of Parent or any Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, provided that the foregoing shall not prohibit Parent from making repurchases from employees following the termination of their employment with Parent or one of its Subsidiaries pursuant to the terms of preexisting agreements at prices not exceeding fair market value on the date of such repurchase;

      (b) issue, deliver, sell, pledge, grant options over or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options, including Parent Options and warrants to purchase Parent capital stock ("PARENT WARRANTS"), to acquire, any such shares, voting securities or convertible securities (other than (i) the issuance of Parent Common Stock upon the exercise of Parent Options and Parent Warrants outstanding as of the date hereof or (ii) the issuance of Parent Options and/or Parent Warrants in exchange for the cancellation of Parent Options or Parent Warrants, as the case may be, which are outstanding as of the date of this Agreement and which are "out-of-the-money" at the time of such exchange and cancellation; provided that such exchange and cancellation is done without the expenditure of any cash or cash equivalents by Parent and is otherwise effected on terms satisfactory to the Company in its reasonable discretion); provided, however, that the Company's consent to Parent's requested grant of options to purchase Parent Common Stock shall not be unreasonably withheld;

      (c) amend its certificate of incorporation, bylaws or other comparable charter or organizational documents;

      (d) mortgage or otherwise encumber or subject to any material Lien or, except in the ordinary course of business consistent with past practice and pursuant to existing contracts or commitments, sell, lease, license, transfer or otherwise dispose of any material properties or assets;

      (e) incur, assume, guarantee or become obligated with respect to any indebtedness, or incur, assume, guarantee or become obligated with respect to any other material obligations;

      (f) make or agree to make any new capital expenditures or acquisitions of assets or property or other acquisitions or commitments in excess of $15,000 individually or $50,000 in the aggregate payable in any calendar month or otherwise acquire or agree to acquire any material assets or property other than in the ordinary course and consistent with past practice;

      (g) make any material tax election or take any material tax position (unless required by law) or change its fiscal year or accounting methods, policies or practices (except as required by changes in US GAAP) or settle or compromise any material income tax liability;

      (h) make any loan, advance or capital contributions to or investment in any person or entity;

      (i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction thereof, in the ordinary course of business consistent with past practice and in accordance with their terms, modify, amend or terminate any material contract or agreement to which it is a party, or release or waive any material rights or claims, or waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which Parent or any Subsidiary is a party;

      (j) (i) grant to any current or former director, officer or employee of Parent or any Subsidiary any increase in compensation (cash, equity or otherwise) or benefits (provided that Parent may increase the compensation of non-executive employees in the ordinary course of business consistent with past practice), (ii) grant to any such current or former director, officer, or employee any increase in severance or termination pay (cash, equity or otherwise) or adopt any new severance plan or amend or modify in any respect any severance plan, agreement or arrangement existing on the date hereof, (iii) except as may be required by applicable Law, adopt or amend any Parent Plan or enter into any employment, deferred compensation, severance or termination agreement or arrangement with or for the benefit of any such current or former director, officer, or employee, (iv) waive any stock repurchase right, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plan or authorize cash payments in exchange for any options granted under any such plans, or (v) hire or offer to hire any employee or independent contractors; provided, however, that the Company's consent to Parent's request to hire, or offer to hire, any employee or independent contractor shall not be unreasonably withheld.

      (k) transfer or license to any person or entity or otherwise extend, amend or modify any rights to Parent Intellectual Property, or enter into grants to transfer or license to any person future rights to Parent Intellectual Property other than non-exclusive licenses granted to end-users and non-exclusive distribution, reseller and similar commercial agreements entered into in the ordinary course of business and consistent with past practice; provided that in no event shall Parent (i) license, or enter into a distribution, reseller or similar arrangement, on an exclusive basis, or sell, any Company Intellectual Property; or (ii) enter into any contract (v) providing for any site licenses,
(w) containing pricing or discounting terms or provisions other than in the ordinary course of business consistent with past practice, (x) requiring Parent to use its "best efforts" or (y) limiting the right of Parent to engage in any line of business or to compete with any person;

      (l) enter into any contract or commitment with aggregate commitments of Parent in excess of $50,000;

      (m) take or agree or commit to take any action that would make any representation or warranty of Parent hereunder inaccurate in any material respect at, or as of any time prior to, the First Closing Date or (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time;

      (n) commence or settle any litigation, other than to enforce the Parent's rights under this Agreement; or

      (o) authorize any of, or commit or agree to take any of, the foregoing actions.

      SECTION 5.2 Access to Information.

      From the date hereof until the First Closing Date, Parent will give the Company, its counsel, financial advisors, auditors and other authorized representatives full access (during normal business hours and upon reasonable notice) to the offices, properties, officers, employees, accountants, auditors, counsel and other representatives, books and records of Parent and its Subsidiaries, will furnish to the Company, its counsel, financial advisors, auditors and other authorized representatives such financial, operating and property related data and other information as such persons may reasonably request, and will instruct Parent's and its Subsidiaries' employees, counsel and financial advisors to cooperate with the Company in its investigation of the business of Parent and its Subsidiaries.

      SECTION 5.3 No Solicitation.

      (a) Parent agrees that neither Parent nor any Subsidiary nor any of the respective officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by Parent or any Subsidiary) of Parent or any Subsidiary shall, (i) initiate, continue, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to stockholders of Parent) with respect to a merger, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or equity securities of, Parent or any Subsidiary involving any person other than the Company (any such proposal or offer being hereinafter referred to as an "PARENT ACQUISITION PROPOSAL"), or
(ii) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to a Parent Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement a Parent Acquisition Proposal or enter into any agreement or understanding with any other person or entity with the intent to effect any Parent Acquisition Proposal. Notwithstanding the foregoing, prior to the First Closing Date Parent may, in the event that a third party that has made (and not withdrawn) a bona fide Parent Acquisition Proposal that the Parent Board reasonably concludes in good faith (after consultation with its financial advisor) constitutes, or is likely to lead to, a Parent Superior Proposal, (i) engage or participate in discussions or negotiations with such third party and/or (ii) furnish to such third party nonpublic information relating to Parent or any Subsidiary pursuant to a confidentiality agreement with terms no less favorable to Parent than those contained in the Confidentiality Agreement; provided, that in each case (x) neither Parent nor any representative of Parent and its Subsidiaries shall have violated any of the restrictions set forth in this Section 5.3, (y) the Parent Board reasonably concludes in good faith, after consultation with its outside legal counsel, that in light of such Parent Acquisition Proposal the failure to take such action would be reasonably expected to be a violation of the fiduciary obligations of Parent Board to Parent's stockholders, and (z) contemporaneously with furnishing any such information to such person or group, Parent furnishes such information to the Company (to the extent such information has not been previously furnished by Parent to the Company).

Parent will take all necessary steps to inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this
Section 5.3. Parent will notify the Company promptly, orally and in writing (including the names of any party making, the principal terms of, and any written materials provided in connection with, any such proposal, request or inquiry), if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with Parent. Immediately following the execution of this Agreement, Parent will request each person which has heretofore executed a confidentiality agreement in connection with its consideration of acquiring Parent or any portion thereof to return all confidential information heretofore furnished to such person by or on behalf of Parent. Parent will keep the Company fully and promptly informed of the status and details (including amendments or proposed amendments) of, and will promptly provide copies of any written materials provided in connection with, any such request, proposal or inquiry.

      (b) For purposes of this Agreement, "PARENT SUPERIOR PROPOSAL" means any bona fide Parent Acquisition Proposal (1) to acquire, directly or indirectly, at least a majority of the shares of Parent Common Stock then outstanding, or all or substantially all of the assets of Parent, (2) that contains terms and conditions that the Parent Board reasonably determines in good faith (after consultation with its financial advisor) to be more favorable from a financial point of view to Parent's stockholders than the transactions contemplated hereby, (3) that the Parent Board reasonably determines in its good faith judgment (after consultation with its financial advisor and its legal counsel) to be reasonably capable of being completed (taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal), and (4) that does not contain any "due diligence" condition and for which any financing upon which it is conditioned is committed.

      (c) Except as set forth in this Section 5.3(c), the Parent Board shall not make a change in its recommendation that the stockholders of Parent approve the issuance of shares of Parent Common Stock pursuant to the Offer and the other matters referred to in Section 1.1(f) (a "CHANGE IN PARENT RECOMMENDATION"). Notwithstanding the foregoing, if the Parent Board determines in its reasonable good faith judgment prior to the First Closing Date, after consultation with outside legal counsel, that the failure to make a Change in Parent Recommendation would be a violation of its fiduciary duties to Parent's stockholders, then the Parent Board may make a Change in Parent Recommendation. In the event that the Patent Board determines that it shall be necessary to make a Change in Parent Recommendation, it shall give the Company at least four (4) Business Days' prior written notice of such determination before making a public announcement regarding such Change in Parent Recommendation. Parent acknowledges that the occurrence of a Change in Parent Recommendation shall in no way affect the obligation of Parent to continue the Offer in accordance with Section 1.1(a) and to convene the Parent Stockholders Meeting in accordance with the terms of
Section 1.1(f) hereof. Parent shall not submit to a vote of its stockholders any transaction contemplated by a Parent Acquisition Proposal, or propose to do so, prior to or at the Parent Stockholders Meeting.

      SECTION 5.4 Listing of Additional Shares. Parent shall use its reasonable best efforts to file with Nasdaq prior to the First Closing Date a Notification
Form: Listing of Additional Shares for the listing of the Parent Common Stock to be issued in connection with the transactions contemplated by this Agreement, such listing to be effective prior to or as of the First Closing Date.

      SECTION 5.5 Director and Officer Liability. (a) For six years after the First Closing Date, Parent will, or will cause the Company to, indemnify and hold harmless the present and former officers, directors, employees and agents of the Company (the "INDEMNIFIED PARTIES") in respect of acts or omissions occurring on or prior to the First Closing Date or arising out of or pertaining to the transactions contemplated by this Agreement to the extent provided under the Company's articles of incorporation and bylaws in effect on the date hereof and indemnification agreements existing on the date hereof; and shall pay any expenses of the Indemnified Parties, as incurred, in advance of the final disposition of any such action or proceeding, provided that such indemnification shall not be provided in violation of applicable Laws. Parent shall not amend the Memorandum of Association or Articles of Association of the Company to amend the indemnification provisions therein in a manner inconsistent with this Section 5.5 for the six-year period referred to above. For six years after the First Closing Date, Parent will use its reasonable best efforts to cause to be maintained an extension of coverage of each of Parent's and the Company's policies of directors and officers liability insurance maintained by Parent and the Company, respectively, at the First Closing Date, for the benefit of those persons who are covered by such policies at the First Closing Date, with respect to matters occurring prior to the First Closing Date; provided, however, that Parent shall not be required to cause to be maintained such liability insurance policies to the extent that the annual cost of maintaining such policies exceeds 125% of the premium paid by each of Parent and the Company in respect of such insurance for the year ended December 31, 2003.

      (b) The Indemnified Parties are intended third party beneficiaries of this
Section 5.5 to the extent such provisions benefit any such Indemnified Party.

      (c) Parent will not, nor will Parent permit the Company following the First Closing Date to, merge or consolidate with any other person or sell all or substantially all of its assets unless Parent or the Company will ensure that the surviving or resulting entity assumes the obligations imposed by this
Section 5.5.

      SECTION 5.6 Section 16 Matters. Prior to the First Closing Date, Parent shall take all such steps as may be required to cause the transactions contemplated by this Agreement, including any acquisitions of Parent securities (including derivative securities with respect to Parent securities) by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, as the case may be, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

      SECTION 5.7 Compulsory Acquisition. Parent hereby agrees that promptly following the First Closing Date, Parent shall, so far as it is eligible to do so, deliver a notice to the holders of Company Shares who did not accept the Offer that Parent intends to acquire such Shares in accordance with sections 428 through 430F of the Companies Act 1985 (the "COMPULSORY ACQUISITION"). Each holder of B Preferred Shares, A Ordinary Share and Ordinary Shares who did not accept the Offer shall receive, in exchange for each such Share held by such shareholder, the applicable Exchange Ratio as set forth in Section 1.1(b) hereof.

      SECTION 5.8 Waiver of Change of Control and Acceleration Benefits. Following the date hereof, Parent shall use its reasonable best efforts to obtain the waiver of the applicable Parent securityholders and employees with respect to any change of control or acceleration benefits that would otherwise be triggered by the consummation of the Offer and the other transactions contemplated hereby.

                                   ARTICLE VI
                       COVENANTS OF PARENT AND THE COMPANY

      SECTION 6.1 Reasonable Efforts; Notification.

      (a) Subject to Section 6.1(b) below, each of the parties agrees to use reasonable efforts to take, or cause to be taken, all other actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all other things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable the Offer and the other transactions contemplated by this Agreement, including (i) the obtaining of all other necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all other necessary registrations and filings (including other filings with Governmental Entities, if any), (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the preparation of the Registration Statement, the Proxy Statement/Prospectus and the Offer Documents, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

      (b) Notwithstanding the foregoing, promptly following the date hereof, Parent and the Company agree to fully cooperate with one another and shall each use their reasonable best efforts to identify the detailed steps, actions, documents and procedures necessary or desirable to effect the Offer, the Option Offer and the other transactions contemplated by this Agreement, and shall negotiate in good faith such amendments or additions to Section 1.1(a), (c), (d) and (f), Section 1.4 and Section 5.4 of this Agreement, whether required by Law or otherwise, as each shall deem necessary or advisable to effect the transactions contemplated by this Agreement in the most expeditious manner possible.

      (c) The Company shall give prompt notice to Parent and Parent shall give prompt notice to the Company of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any respect or (ii) the failure by it to comply with or satisfy in any respect any covenant, condition or agreement to be compiled with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

      (d) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement and (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement.

      SECTION 6.2 Public Announcements. Parent, on the one hand, and the Company, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement or with respect to, or relating to, the business of Parent or the Company, as applicable, and shall not issue any such press release with respect to the transactions contemplated by this Agreement or make any such public statement with respect to the transactions contemplated by this Agreement without the prior consent of the other party, except as may be required by applicable Laws, court process or by obligations pursuant to any listing agreement with any national securities exchange or with Nasdaq. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement will be in a form to be reasonably agreed to by the parties.

      SECTION 6.3 Modified Agreements. Promptly following the date hereof, Parent and the Company will negotiate in good faith and use their respective reasonable best efforts to modify the Colony Technology Sharing Agreement dated March 22, 2004 (the "CTSA")and to enter into a proposed OEM arrangement between Parent and the Company, which terms shall include a payment commitment by the Company of $500,000 (subject to the satisfaction by Parent of Parent's obligations under such agreements), in form and upon terms to be mutually agreed by the parties (the "MODIFIED AGREEMENTS"). In addition to the foregoing, Parent and the Company shall enter into all required modifications to the CTSA as required by the Loan Agreement.

      SECTION 6.4 Joint Remuneration Planning Committee. Promptly following the date hereof, Parent and the Company will appoint a joint remuneration planning committee consisting of Craig Taylor and the members of the Company's existing remuneration committee (the "JOINT REMUNERATION

PLANNING COMMITTEE"). The Joint Remuneration Planning Committee will negotiate in good faith and use its reasonable efforts to (a) negotiate and execute an employment agreement with John West which sets forth the terms of Mr. West's proposed employment with Parent as its Chief Executive Officer effective upon, and subject to, the First Closing Date, and which agreement shall maintain the economic terms and legal protections of Mr. West's existing employment agreement with the Company; provided, however, that such terms and protections may be amended as necessary to cause such employment agreement to comply with the laws of the United States or any individual state within the United States, as applicable; and (b) review other remuneration matters that may arise from time to time following the execution of this Agreement and prior to the First Closing Date and which may affect the combined company following the First Closing Date.

      SECTION 6.5 Certain Tax Matters.

      (a) This Agreement is intended to constitute a "plan of reorganization" within the meaning of section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement and until the First Closing Date (and thereafter where relevant), each party hereto shall use its reasonable best efforts to cause the exchange of shares contemplated by the Offer to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent such exchange of shares from qualifying, as a reorganization within the meaning of Section 368(a) of the Code.

      (b) As of the date hereof, the Company does not know of any reason (i) why it would not be able to deliver to counsel to the Company and Parent, at the date of the legal opinions referred to below, a certificate substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable such firms to deliver the legal opinions contemplated by paragraph (p) of Section 2 of Annex A, or (ii) why counsel to the Company and Parent would not be able to deliver the opinions contemplated by paragraph (p) of Section 2 of Annex A. The Company will deliver such certificate to counsel to the Company and Parent, effective as of the date of such opinions.

      (c) As of the date hereof, Parent does not know of any reason (i) why it would not be able to deliver to counsel to the Company and Parent, at the date of the legal opinions referred to below, a certificate substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable such firms to deliver the legal opinions contemplated by paragraph (p) of Section 2 of Annex A, or (ii) why counsel to the Company and Parent would not be able to deliver the opinions contemplated by paragraph (p) of Section 2 of Annex A. Parent will deliver such certificate to counsel to the Company and Parent, effective as of the date of such opinions.

      (d) In the period prior to the First Closing Date, the Company shall be entitled to seek confirmation from Inland Revenue pursuant to Section 138 of the TCGA that the sale of the Shares in exchange of shares of Parent Common Stock will be effected for bona fide commercial reasons and will not form part of any such scheme or arrangement as is mentioned in Section 137(l) of the TCGA and that, therefore, the proposed share exchange qualifies for roll-over relief from capital gains tax pursuant to Section 135 of the TCGA.

                                   ARTICLE VII
                                   TERMINATION

      SECTION 7.1 Termination. This Agreement may be terminated and the Offer may be abandoned at any time prior to the First Closing Date:

      (a) by mutual written consent of the Company and Parent;

      (b) by either Parent or the Company, if:

            (i) the Offer shall have expired, terminated or been withdrawn in accordance with the terms of this Agreement without Parent having exchanged any Shares pursuant to the Offer (unless a principal cause of the Offer having expired or having been terminated or withdrawn is a breach by the party seeking to terminate this Agreement of any of its obligations under this Agreement);

            (ii) the First Closing not having taken place on or before March 31, 2005 (the "FINAL DATE") (unless a principal cause of the First Offer not having taken place by such date is a breach by the party seeking to terminate this Agreement of any of its obligations under this Agreement); or

            (iii) there shall be any law or regulation that makes consummation of the Offer illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Parent or the Company from consummating the Offer is entered and such judgment, injunction, order or decree shall become final and non-appealable;

      (c) by Parent, at any time prior to the First Closing Date, if a Change in Company Recommendation shall have occurred or the Company Board shall have resolved to do so;

      (d) by the Company, at any time prior to the First Closing Date, if a Change in Parent Recommendation shall have occurred or the Parent Board shall have resolved to do so;

      (e) by Parent, if an event or circumstance shall have occurred that makes satisfaction of or compliance with the conditions set forth in paragraphs of (b) or (c) of Section 1 of Annex A impossible, or if there shall have been a breach by the Company causing a failure of either of such conditions and such breach shall have remained uncured for 30 days following receipt of written notice thereof from Parent;

      (f) by the Company, if an event or circumstance shall have occurred that makes satisfaction of or compliance with the conditions set forth in paragraphs of (c), (d) or (h) of Section 2 of Annex A impossible, or if there shall have been a breach by Parent or one of its Subsidiaries causing a failure of either of such conditions and such breach shall have remained uncured for 30 days following receipt of written notice thereof from the Company;

      (g) by either Parent or the Company, if the Parent Stockholders Meeting shall have been duly convened and the Parent Stockholder Approvals shall not have been obtained; or

      (h) by the Company, if an event or circumstance set forth in paragraphs
(e) or (n) of Section 2 of Annex A shall have occurred; provided, however, that the event or circumstance set forth in paragraph (n) of Section 2 of Annex A is not the direct result of the Company's failure to perform its obligations pursuant to the Loan Agreement or the Modified Agreements;

      (i) by the Company, if an event or circumstance set forth in paragraph (o) of Section 2 of Annex A shall have occurred and such event or circumstance shall have remained uncured for 45 days following receipt of written notice thereof from the Company; or

      (j) by Parent, if an event or circumstance set forth in paragraph (k) of
Section 1 f Annex A shall have occurred and such event or circumstance shall have remained uncured for 45 days following receipt of written notice thereof from Parent.

      SECTION 7.2 Effect of Termination. If this Agreement is terminated pursuant to Section 7.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto or their respective officers and directors, except that the agreements contained in this Section 7.2 and in Sections 8.4 (Fees and Expenses) and 8.6 (Governing Law) shall survive the termination hereof. Specifically, and without limiting the generality of the foregoing and except as otherwise contemplated by the Loan Agreement and the Loan Agreement Side Letter, Parent agrees that termination of this Agreement shall be its sole and exclusive remedy for any nonwillful breach by the Company of its representations, warranties and covenants under this Agreement and the Company agrees that termination of this Agreement shall be its sole and exclusive remedy for any nonwillful breach by Parent of its representations, warranties and covenants under this Agreement. Any such termination shall not relieve any party from liability for any willful breach of this Agreement.

                                  ARTICLE VIII
                                  MISCELLANEOUS

      SECTION 8.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given:

      if to the Company, to:

            Solexa Limited
            c/o Abingworth Management Ltd.
            3000 Sand Hill Road
            Bldg. 4, Suite 135
            Menlo Park, CA 94025
            Facsimile:  650.926.9782
            Telephone: 650.926.0604
            Attn: John West

      with a copy to:

            Heller Ehrman White & McAuliffe LP
            275 Middlefield Road
            Menlo Park. CA 94025
            Facsimile: 650.324.0638
            Telephone: 650.324.7000
            Attn: Steven J. Tonsfeldt

      and with a copy to:

            CMS Cameron McKenna
            Mitre House
            160 Aldersgate Street
            London EC1A 4DD
            United Kingdom
            Facsimile:  +44 20 7367 2000
            Telephone:  +44 20 7367 3000
            Attn: Michael Draper

      if to Parent, to:

            Lynx Therapeutics, Inc.
            25861 Industrial Blvd.
            Hayward, CA 94545
            Facsimile: 510.670.9303
            Telephone: 510.670.9300
            Attn: President and Chief Executive Officer

      with a copy to:

            Cooley Godward LLP
            Five Palo Alto Square
            3000 El Camino Real
            Palo Alto, CA 94306
            Facsimile: 650.849.7400
            Telephone: 650.843.5000
            Attn: James C. Kitch

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be deemed to be properly delivered, given and received: (i) when delivered by hand; (ii) on the day sent by facsimile, provided that the sender has received confirmation of transmission as of or prior to 5:00 p.m. local time of the recipient, on such day; (iii) the first Business Day after sent by facsimile (to the extent that (a) the sender has received confirmation of transmission after 5:00 p.m. local time of the recipient on the day sent by facsimile or (b) notice is sent on a day that is not a Business Day); or (iv) the third Business Day after sent by registered mail or by courier or express delivery service.

      SECTION 8.2 Survival of Representations and Warranties. The representations and warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the First Closing Date or the termination of this Agreement; provided, however, that the covenants set forth in Section 7.2 (Effect of Termination), Section 8.4 (Fees and Expenses), and Section 8.6 (Governing Law) and the Confidentiality Agreement (as defined in Section 8.8 below), the Loan Agreement and the Loan Agreement Side Letter shall survive any such termination.

      SECTION 8.3 Amendments; No Waivers. Any provision of this Agreement may be amended or waived prior to the First Closing Date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

      SECTION 8.4 Fees and Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

      SECTION 8.5 Successors and Assigns; Parties in Interest. The provisions of this Agreement shall be binding, upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto except that Parent may transfer or assign, in whole or from time to time in part, to one or more of its wholly-owned Subsidiaries, any or all of its rights or obligations, but any such transfer or assignment will not relieve Parent of its obligations under this Agreement. Except as expressly set forth herein, nothing in this Agreement, express or implied, is intended to or shall confer upon any person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including to confer third party beneficiary rights.

      SECTION 8.6 Governing Law; Enforcement. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the conflict of laws principles thereof; provided, however, that the terms and provisions of this Agreement with respect to the implementation and provisions of the Offer shall be construed in accordance with and governed by the laws of England. Each of the parties hereto, (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware and Federal District Court for the District of Delaware in the event a dispute arises out of this Agreement or any agreement or transaction contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any agreement or transaction contemplated hereby in any court other than the Court of Chancery of the State of Delaware or Federal District Court for the District of Delaware and (d) waives any right to trial by jury with respect tot any action related to or arising out of this Agreement or any agreement or transaction contemplated hereby.

      SECTION 8.7 Counterparts; Effectiveness; Interpretation. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

      SECTION 8.8 Entire Agreement. This Agreement, the Loan Agreement, the Loan Agreement Side Letter, the Mutual Confidentiality Agreement between Parent and the Company dated August 12, 2004 (the "CONFIDENTIALITY AGREEMENT") and the Colony Technology Sharing Agreement between Parent and the Company dated March 22, 2004 constitute the entire agreement among the parties hereto and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

      SECTION 8.9 Definitions. The definitions used in this Agreement are defined in the following sections:

               DEFINED TERM                                     SECTION
------------------------------------------------           -------------------
A Ordinary Share Exchange Ratio                            Section 1.1(b)(ii)
A Ordinary Shares                                          Recitals
First Closing Date                                         Section 1.3(a)
Agreement                                                  Preamble
Annual Report                                              Section 3.12
B Preferred Exchange Ratio                                 Section 1.1(b)(iii)
B Preferred Shares                                         Recitals
Business Day                                               Section 1.1(c)
Change in Parent Recommendation                            Section 5.3(c)
Code                                                       Recitals

                DEFINED TERM                                    SECTION
------------------------------------------------           -------------------
Companies Act                                              Section 1.1(a)
Company                                                    Preamble
Company Acquisition Proposal                               Section 4.4(a)
Company Balance Sheet                                      Section 2.2(a)
Company Balance Sheet Date                                 Section 2.2(b)
Company Board                                              Recitals
Company Disclosure Letter                                  Article II
Company Financial Statements                               Section 2.2(a)
Company Intellectual Property                              Section 2.7(a)
Company License                                            Section 2.7(a)
Company Material Contract                                  Section 2.15(a)
Company Option; Company Options                            Section 1.4(a)
Company Property                                           Section 2.6(a)
Company Share Option Schemes                               Section 1.4(a)
Company Superior Proposal                                  Section 4.4(b)
Company Support Agreements                                 Recitals
Company Third-Party Intellectual Property Rights           Section 2.7(a)
Compulsory Acquisition                                     Section 5.7
Confidentiality Agreement                                  Section 8.8
Consultant Share Option Scheme                             Section 1.4(a)
CTSA                                                       Section 6.3
Disclosure Materials                                       Section 3.6
Effective Date                                             Section 1.1(a)
Encumbrances                                               Section 2.6(b)
Environmental Law                                          Section 2.6(m)
ERISA                                                      Section 3.21
Exchange Act                                               Section 3.5
Exchange Rate                                              Section 1.4(b)
Exchange Ratio                                             Section 1.1(b)(iii)
Final Date                                                 Section 7.1(b)(ii)
First Closing                                              Section 1.1(a)
First Closing Date                                         Section 1.1(c)
FSA                                                        Section 1.1(d)
Government Entity                                          Annex A
Government Grant                                           Section 2.17
GPP Scheme                                                 Section 2.10(h)
Hazardous Substance                                        Section 2.6(m)
ICTA                                                       Section 2.3(c)
Indemnified Parties                                        Section 5.5
Intellectual Property                                      Section 2.7(a)
Joint Remuneration Planning Committee                      Section 6.4
Knowledge                                                  Section 2.3
Law                                                        Section 1.1(d)
Life Assurance Scheme                                      Section 2.10(i)
Loan Agreement                                             Recitals
Loan Agreement Side Letter                                 Recitals
Management Accounts                                        Section 2.2(e)
Management Share Option Scheme                             Section 1.4(a)
Material Adverse Effect                                    Section 2.4(f)

                DEFINED TERM                                    SECTION
------------------------------------------------           -------------------
Material Permits                                           Section 3.17
Minimum Condition                                          Section 1.1(a)
Modified Agreements                                        Section 6.3
Nasdaq                                                     Section 1.1(c)
Offer                                                      Recitals
Offer Documents                                            Section 1.1(d)
Option Exercise                                            Section 1.4(b)
Option Offer                                               Section 1.4(a)
Option Roll Over                                           Section 1.4(b)
Ordinary Share Exchange Ratio                              Section 1.1(b)(i)
Ordinary Shares                                            Recitals
Parent                                                     Preamble
Parent Acquisition Proposal                                Section 5.3(a)
Parent Balance Sheet                                       Section 3.22
Parent Board                                               Recitals
Parent Common Stock                                        Recitals
Parent Confidential Information                            Section 3.15(f)
Parent Disclosure Schedule                                 Article III
Parent ERISA Affiliate                                     Section 3.21(a)
Parent Financial Advisor                                   Section 3.23
Parent Financial Advisor Agreement                         Section 3.23
Parent Financial Statements                                Section 3.6(c)
Parent Intellectual Property                               Section 3.15(a)
Parent Material Contract                                   Section 3.23
Parent Options                                             Section 3.7
Parent Plans                                               Section 3.21(a)
Parent Stockholder Approval                                Section 1.1(f)
Parent Stockholders Meeting                                Section 1.1(f)
Parent Superior Proposal                                   Section 5.3(b)
Parent Support Agreements                                  Recitals
Parent Third-Party Intellectual Property Rights            Section 3.15(a)
Parent Warrants                                            Section 5.1(b)
Proxy Statement/Prospectus                                 Section 1.1(d)
Registration Statement                                     Section 1.1(d)
SEC                                                        Section 1.1(c)
Securities Act                                             Section 3.6
Shareholders' Agreement                                    Section 4.1(b)
Shares                                                     Recitals
Subscription Agreement Addendum                            Recitals
Subsequent Closing Date                                    Section 1.1(c)
Subsidiary                                                 Section 2.14
Tax                                                        Section 2.4(f)
Tax Authority                                              Section 2.4(f)
Tax Return(s)                                              Section 2.4(f)
TCGA                                                       Recitals
Total Share Consideration                                  Section 1.1(b)(iv)
UK GAAP                                                    Section 2.2(a)
Unapproved Share Option Scheme                             Section 1.4(a)
US GAAP                                                    Section 3.6

                      [signature page immediately follows]

      The parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                                SOLEXA LIMITED

                                                By: /s/ John West
                                                    -----------------------
                                                Title:  CEO

                                                LYNX THERAPEUTICS, INC.

                                                By: /s/ Kevin P. Corcoran
                                                    -----------------------
                                                Title:  President & CEO

                                    Exhibit A

                        Form of Company Support Agreement

  [The Form of Company Support Agreement is filed separately as Exhibit 99.2 of the Company's Current Report on Form 8-K, filed on September 30, 2004.]

                                    Exhibit B

                        Form of Parent Support Agreement

  [The Form of Parent Support Agreement is filed separately as Exhibit 99.1 of the Company's Current Report on Form 8-K, filed on September 30, 2004.]

                                        1